      As filed with the Securities and Exchange Commission on December 1, 1997

                                Registration No.
                                    333-38031

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2/A
                             Registration Statement
                                    Under The
                             Securities Act of 1933


                              HALSTEAD ENERGY CORP.
                 (Name of Small Business Issuer in its Charter)

         Nevada                      4925                    87-0446395
    (State or Other      (Primary Standard Industrial     (I.R.S. Employer
    Jurisdiction of       Classification Code Number)    Identification No.)
    Incorporation or
     Organization)
                                33 Hubbells Drive
                            Mt. Kisco, New York 10549
                                 (914) 666-3200

(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                             Ms. Claire E. Tarricone
                                    President
                                33 Hubbells Drive
                            Mt. Kisco, New York 10549
                                 (914) 666-3200
                     (Name, Address and Telephone Number of
                               Agent For Service)

                                 With a copy to:
                              Paul J. Pollock, Esq.
                             Piper & Marbury L.L.P.
                           1251 Avenue of the Americas
                          New York, New York 10020-1104
                                 (212) 835-6280

      Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this registration statement.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
    Title of Each                       Proposed      Proposed
       Class of                          Maximum       Maximum
      Securities           Amount       Offering      Aggregate     Amount of
        to be              to be          Price       Offering    Registration
      Registered         Registered    Per Unit(1)      Price          Fee

-------------------------------------------------------------------------------
Common Stock             2,170,488        $2.25      $4,883,598     1,479.88
-------------------------------------------------------------------------------

TOTAL REGISTRATION FEE                                              1,479.88
-----------------------===============----------------------------==============
(1) Represents the average of the closing bid and asked prices of the Common Stock of the Registrant on October 13, 1997.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 PROSPECTUS


                              HALSTEAD ENERGY CORP.
                        2,170,488 Shares of Common Stock

                             --------------------

      The 2,170,488 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Halstead Energy Corp. (the "Company") to which this Prospectus relates are being offered, from time to time, on behalf of and for the account of Infinity Investors Ltd. ("Infinity"), as more fully described herein under "Selling Stockholders." The Shares have been or will be acquired by Infinity upon the conversion of certain shares of the Series B Cumulative Convertible Redeemable Preferred Stock of the Company (the "Series B Preferred Stock") acquired by Infinity in a private placement. The distribution of the Shares by Infinity, or by pledgees, donees, distributees, transferees or other successors in interest, may be affected from time to time by underwriters who may be selected by Infinity and/or broker-dealers in one or more transactions (which may involve crosses and block transactions) on the NASDAQ SmallCap Stock Market or other over-the-counter markets or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the distribution of the Shares or otherwise, Infinity may enter into hedging or option transactions with broker-dealers and may sell Shares short and deliver the Shares to close out such short positions. The Company has agreed to indemnify Infinity, underwriters who may be selected by Infinity and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" and "Selling Stockholders."

      The Company has agreed to pay all expenses of registration in connection with this offering but will not receive any of the proceeds from the sale of the Shares being offered hereby. All brokerage commissions and other similar expenses incurred by Infinity will be borne by it. The aggregate proceeds to Infinity from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company.

                             -------------------

 See "Risk Factors," beginning on Page 4, for information and a discussion of certain factors that should be considered by prospective investors.

                             -------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

               The date of this Prospectus is December 1, 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") (file no. 000-25660). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611). Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.
Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Exchange Act filings are also available to the public on the Commission's Internet site (http://www.sec.gov).

      This Prospectus, which constitutes part of a registration statement on Form SB-2 filed with the Commission under the Securities Act by the Company, omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits to the registration statement for further information about the Company and the Common Stock. Statements in this Prospectus concerning provisions of documents are summaries of such documents, and each statement is qualified by reference to the copy of the applicable document filed with the Commission. Copies of such material, including the complete registration statement and the exhibits, can be inspected, without charge at the offices of the Commission, or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, (i) all dollar amounts in this Prospectus are stated in the lawful currency of the United States, (ii) all information in this Prospectus assumes no exercise of any outstanding option or warrant to acquire shares of the Company's Common Stock, and (iii) all references herein to the Company include the subsidiaries and divisions of the Company.

                                   THE COMPANY


      Halstead Energy Corp. (the "Company") was originally incorporated in the State of Utah on January 15, 1986 under the name of Technical Analysis, Inc. Effective October 8, 1990, the Company changed its corporate domicile to the State of Nevada. On August 5, 1993 the Company acquired Halstead Quinn Propane, Inc. ("HQ Propane") in exchange for 2,170,000 shares of the Company's Common Stock. Simultaneously with such acquisition, the Company changed its name to Halstead Energy Corp. The address of the Company's principal executive office is 33 Hubbells Drive, Mt. Kisco, New York 10549, and its telephone number is (914) 666-3200.

      The Company's operating entities are engaged in the wholesale and/or retail distribution of, and the provision of services relating to, fuel oil, liquid propane gas, gasoline and diesel fuel primarily in Westchester, Putnam, Dutchess, Rockland and surrounding counties in New York State. The Company has four principal operating divisions: HQ Propane, a wholly-owned subsidiary of the Company, and Halstead Quinn Terminal ("HQ Terminal"), HQ Gasoline ("HQ Gasoline") and Dino Oil ("Dino"), which are separate divisions of HQ Propane. The business of White Plains Fuel, Inc. ("WPF"), a Hawthorne, New York-based retail distributor of fuel oil and diesel fuel which was acquired by the Company in June 1995, is being operated by a third party under the terms of a four (4) year lease.

      HQ Propane (formerly Halstead Quinn Fuel Oil Co., Inc.), based in central Westchester County in Mt.Kisco, New York, was established in 1946 and since 1958 has been a retail distributor of liquid propane gas and propane equipment and also provides services related thereto. A. Tarricone, Inc. ("ATI") acquired HQ Propane in 1975 and subsequently spun it off to its stockholders in December 1992. In July 1996, HQ Propane acquired the customer list and certain other assets of E. F. Osborn & Sons, a Pawling, New York-based retail propane distributor. Approximately 80% of HQ Propane's customers are Westchester County residents and businesses, and the remaining 20% are located throughout the surrounding counties of Putnam and Dutchess in New York State. Of HQ Propane's customers, approximately 78% use propane for hot water heating and cooking; approximately 16% use propane for pool heating; and approximately 6% use propane for home heating. Because hot water heating and cooking use is relatively constant throughout the year, HQ Propane's business is not subject to significant seasonal variation.

      In September 1996, the Company acquired certain assets of Dino Oil, Inc., a Bronx, New York-based commercial gasoline distributor. The addition of the Company's Dino Oil division has broadened the Company's marketing region by providing the Company with customer accounts (including various service stations and fleet garages) located in the Bronx, Queens, Brooklyn, and Manhattan, as well as Nassau, Suffolk and Westchester counties.

      HQ Terminal owns and operates a deep water terminal in Yonkers, New York near the New York City border. The five million gallon terminaling facility allows for the wholesale distribution of fuel oil, gasoline and diesel fuel, and also provides storage facilities for other petroleum companies through warehousing agreements know as thru-puts. The Company's own product requirements are often supplied through this facility. Pending the approval of HQ Propane's application with New York State for a terminal operator's license, the facility is being operated on its behalf by ATI.

      HQ Gasoline operates 25 retail gasoline stations throughout eastern New York State under the trade names "ATI" and "Gulf." The operation of gasoline stations allows the Company to offset, in part, the seasonal fluctuations that affect the Company's wholesale fuel oil distribution division. Each station is combined with either a convenience store and/or an automotive repair shop. Nine of the 25 gasoline stations are leased from ATI.

                                  RISK FACTORS

      An investment in the shares of Common Stock offered hereby involves a high degree of risk and is speculative in nature. Prospective investors should carefully consider the following risk factors, as well as others described elsewhere in this Prospectus, relating to the business of the Company and this offering. The discussion below highlights some of the more important risks regarding the Company and this offering. The risks highlighted below should not be assumed to be the only factors that could affect future performance. In addition, the discussion in this Prospectus regarding the Company and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of a historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative of any thereof or other variations thereon or comparable terminology. Prospective investors are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The Company does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that silence by management of the Company over time means that actual events or results are occurring as estimated in such forward-looking statements.

ATI Bankruptcy

      On June 10, 1997, ATI, the former parent of the Company's operating subsidiaries and divisions which is wholly-owned by Claire E. Tarricone, Anthony
J. Tarricone and Joseph A. Tarricone, the Company's directors and principal executive officers, filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues (if any) to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reserved the entire amount of the note receivable due from ATI at June 10, 1997, i.e., $3,263,563, as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

Licensing

      The Company's principal terminal facility is currently being operated by ATI pending the approval of the Company's application with the State of New York for a terminal operator's and diesel motor fuel license. There can be no assurance about the prospect of obtaining the approval of such licenses. The Company has been advised by counsel that, pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses, and thus that ATI will be able to continue operating the Company's terminal and diesel motor fuel businesses. However, there can be no assurance that at the conclusion of such proceeding, if the result were a liquidation of ATI (and therefore a termination of such licenses), that the Company would by that time have received its own licenses or would have been able to contract with another entity to operate such businesses. The occurrence of any of these circumstances could have a material and adverse effect on these businesses and on the Company.

Seasonal Factors

      The Company's retail gasoline business, while not seasonal, is subject to use patterns that vary based on the time of the year. The Company's wholesale fuel oil business is seasonal, as a substantial portion of its business is conducted during the fall and winter months. As this is the case, weather patterns during the winter months can have a material adverse impact on its fuel oil revenues. Although temperature levels for the heating season have been relatively stable over time, variations can occur from time to time, and warmer than normal winter weather will adversely affect the results of the Company's fuel oil operations.

Competition from Alternate Energy Sources

      The Company competes for customers in its wholesale fuel oil and retail propane distribution businesses with suppliers of alternate energy products, principally natural gas and electricity. Over the past few years, a small percentage of HQ Propane's customers have converted to other sources, primarily natural gas. In addition, the Company may lose additional customers due to conversions during periods in which the cost of its products exceeds the cost of such alternative energy sources.

Competition for New Customers

      The Company's business is highly competitive. In addition to competition from alternative energy sources, HQ Propane competes with propane distributors offering a broad range of services and prices, from full service distributors similar to HQ Propane, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail propane industry. Many companies in the industry, including HQ Propane, deliver propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time propane is needed. In addition, most companies, including HQ Propane, provide propane equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. As a result, HQ Propane may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other propane distributors.

      Competition in the retail gasoline business is based on price, appearance, location and value added services. Many of HQ Gasoline's competitors are large multinational oil companies and have greater resources and/or a longer track record for their operations and can offer the convenience of their own credit cards. There can be no assurance that future actions by such competitors will not have a material adverse effect on the Company's business operations.

Insurance

      Companies engaged in the petroleum products distribution and storage business may be sued for substantial damages in the event of an actual or alleged accident or environmental contamination. The Company maintains $1,000,000 of liability insurance and $5,000,000 of excess liability insurance. There can be no assurance that the Company will be able to continue to maintain liability insurance at a reasonable cost in the future, or that a potential liability will not exceed the coverage limits. Nor can there be any assurance that the amount of insurance carried by the Company will enable it to satisfy any claims for which it might be held liable resulting from the conduct of its business operations.

Environmental/Governmental Regulation

      Regulations regarding underground storage tanks ("USTs") including those at service stations, have been issued by the U.S. Environmental Protection Agency (the "EPA") . The regulations cover the design, construction and installation of new UST systems, and require that existing systems meet certain EPA standards by December 1998. The regulations require that owner/operators of UST systems demonstrate financial responsibility for the cleanup of spills or releases, and/or to compensate third parties for any resulting damages. In January 1994, HQ Propane was served with a complaint alleging that the Company discharged petroleum products onto certain leased property and seeking $106,173 damages for the costs of clean up and removal of the contaminated soil and an additional $300,000 for diminution of value. Although the Company has retained outside counsel and is vigorously defending itself in this lawsuit, there can be no assurance that such defense will be successful or that such litigation will not have a material adverse effect on the Company. See "Legal Proceedings." Although the Company has an ongoing program for maintenance, testing, retrofitting, or replacement of USTs, there can be no assurance that potential problems will be discovered before a spill or release occurs. Although the Company believes that adequate pollution insurance is being maintained to cover its primary environmental-related loss contingencies, there can be no assurance that such insurance will be maintained at current levels or that even if so maintained will cover all loss contingencies.

Growth Dependent Upon Acquisitions

      Management of the Company believes that future growth will require acquisitions of other petroleum product businesses. There can be no assurance, however, that the Company will be able to identify new acquisition candidates or, even if a candidate is identified, that it will have access to the capital necessary to consummate such acquisitions.

Possible Need for Financing

      The Company's ability to meet its future capital requirements will depend on many factors, including, but not limited to, the success of the Company's expansion efforts and the response of competitors to the Company's efforts. If the Company's cash flow is not sufficient to support its operations and expansion plans, the Company may curtail its expansion and gasoline station renovation plans, or the Company may seek to sell additional shares of its Common Stock or other securities or to borrow funds. There can be no assurance that any such financing will be available to the Company or, if available, that such financing will be available on favorable or affordable terms. The inability of the Company to obtain necessary additional financing would adversely affect the Company's operations.

Supply of Petroleum Products

      Two major suppliers provide the Company with its propane product requirements. One supplier provided approximately 65%, and the other approximately 35%, of the Company's total propane requirements for the year ended August 31, 1997. The loss of either supplier could have a material adverse effect on the Company.

      The Company met substantially all of its gasoline product requirements through Gulf Oil, BP and ATI for the year ended August 31, 1997. Gulf Oil supplied approximately 30%, and ATI provided approximately 65%, of such requirements during such period. All of the fuel oil and diesel fuel product requirements of the Company's customers during such period were met by ATI.

      Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such petroleum products will be readily available in the future.

Dependence on Management and Key Personnel

      The success of the Company will depend to a considerable degree on the continued services of Claire E. Tarricone, the Company's President, Anthony J. Tarricone, the Company's Vice President and Secretary, and Joseph A. Tarricone, the Company' s Vice President and Treasurer. The loss of the services of any such person could have a material adverse effect on the Company. The Company does not maintain any key-man insurance on the life of any of the Tarricones. In addition, the success of the Company will depend, among other factors, upon the successful recruitment and retention of additional highly-skilled and experienced management and technical personnel. The inability to attract and retain qualified employees could adversely affect the Company's business.

Control by Members of the Tarricone Family

      Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone are siblings and jointly beneficially own approximately 48% of the Company's outstanding Common Stock prior to the conversion of any shares of Preferred Stock or the exercise of any options or warrants. Further, the Tarricones collectively beneficially own options and warrants to purchase an additional 1,178,850 shares of Common Stock. If all of such options and warrants were exercised (but no other options or warrants were exercised or preferred stock converted), the Tarricones would jointly beneficially own approximately 60.11% of the outstanding Common Stock. In addition, the Tarricones are parties to a buy/sell agreement pursuant to which, upon the death or disability of any of them, the others are required to buy out such deceased or disabled stockholder. Since the Company's Articles of Incorporation do not provide for cumulative voting, the Tarricone family, by virtue of their beneficial stock ownership and the buy/sell agreement, may be in a position to elect, and continue to elect, all of the Company's directors and continue to control the Company's affairs and operations.

Conflicts of Interest

      Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone are also the sole officers, sole stockholders and represent a majority of the directors of ATI. HQ Propane has entered into agreements with ATI under which it (i) leases 9 of the 25 service stations comprising its HQ Gasoline division from ATI and pays rent for the service stations in the amount of approximately $19,000 per month; (ii) pays a monthly management and royalty fee to ATI for various services provided to HQ Propane by ATI in the amount of $30,000 per month; and
(iii) is supplied with substantially all of its fuel oil and diesel fuel supplies by ATI at ATI's cost plus one quarter of one cent ($.0025) per gallon purchased. While the Company believes that such transactions were on terms no more favorable than that which could have been obtained from an unrelated party, there can be no assurance that the Company is correct in such belief.

      ATI also operates retail gasoline service stations in addition to those that are leased to HQ Gasoline. Accordingly, service stations that are owned by ATI may compete with HQ Gasoline, and conflicts may arise over whether prospective service station acquisition opportunities are to be taken by the Company or ATI.

      As a result of the foregoing, both present and future conflicts of interest may exist with respect to matters involving ATI which are brought before the Tarricones as officers or directors by virtue of their positions with and ownership of ATI.

Concentration of Voting Power; Anti-Takeover Provisions

      The Company's board of directors has the authority to issue shares of Preferred Stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further action by the Company's stockholders. The rights of holders of the Company's Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock. The board of directors has already designated and issued Series A 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company (the "Series A Preferred Stock") and the Series B Preferred Stock. Any future designation and issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire control of the Company. The Company is also subject to the provisions of the Nevada General Corporation Law regulating business combinations, takeovers and control share acquisitions, which also might hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Stock when designated and issued and the Nevada statutes can have a depressive effect on the market price of the Company's Common Stock and can prevent the Company's stockholders from realizing a premium on the sale of their shares by discouraging takeover and tender offer bids.

Possible Volatility of Stock Price

      The market price of the Common Stock has been highly volatile. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the energy industry, changes in financial estimates by securities analysts or failure by the Company to meet such estimates, litigation involving the Company, actions by governmental agencies or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In particular, the stock market may experience significant price and volume fluctuations which may affect the market price of the Common Stock for reasons that are unrelated to the Company's operating performance and that are beyond the Company's control.

Outstanding Warrants, Options and Convertible Securities

      As of October 10, 1997, the Company had outstanding options and warrants to purchase an aggregate of 2,182,850 shares of Common Stock. The Company has also reserved up to an additional 216,000 shares of Common Stock for issuance upon exercise of options which have not yet been granted under the Company's stock option plan. In addition, the shares of Series A Preferred Stock and Series B Preferred Stock are currently convertible into 2,338,508 shares of Common Stock. Holders of such warrants and options are likely to exercise them, and holders of such convertible securities may convert them, when in all likelihood the Company could obtain additional capital on terms more favorable than those provided by such options, warrants or convertible securities. Further, while its warrants, options and convertible securities are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

Possible Future Dilution

      The Company has authorized capital stock of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). Insofar as the Company's Articles of Incorporation permit the Company to issue authorized but unissued shares of Common Stock and Preferred Stock without stockholder approval in order to acquire businesses, to obtain additional financing or for other corporate purposes, there may be further dilution of the stockholders' interests.

Possible Delisting of Securities From The Nasdaq SmallCap Market

      The Company's Common Stock is listed on The Nasdaq SmallCap Market. In August 1997, the Nasdaq Stock Market, Inc. ("Nasdaq") adopted new requirements that the Company must meet for continued listing of its Common Stock, including
(i)  maintaining  a bid price of the  Company's  Common Stock of at least $1.00,
(ii) having at least $2,000,000 in net tangible assets, (iii) maintaining a public float of at least 500,000 shares of Common Stock having a market value of at least $1,000,000, and (iv) complying with certain corporate governance requirements, such as electing at least two independent directors. The Company must meet the new requirements within six months of their adoption. If the Company does not meet Nasdaq's continuing listing criteria, the Common Stock will be subject to delisting. As a result of delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock. Additional sales practice requirements would be imposed on broker-dealers who sell such securities to persons other than established customers and accredited investors. Consequently, the rule affects the ability of holders of the Common Stock, including purchasers in this offering, to sell their Common Stock in the secondary market. Delisting from The Nasdaq SmallCap Market may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

Dividends on Common Stock

      The Company has not paid any dividends on shares of its Common Stock, and the Company has no plans to pay any dividends. For the foreseeable future, it is anticipated that earnings, if any, which may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock.

Possible Preferred Stock Issuance

      The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the Company's stockholders, and may include voting rights (including the right to vote as a class on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. As of October 10, 168,020 shares of Series A Preferred Stock and 560,125 shares of Series B Preferred Stock are outstanding. The issuance of any additional Preferred Stock could affect the rights of the holders of the Common Stock and, therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners and preventing a takeover of the Company. Any such issuance could adversely affect holders of the Company's Common Stock who might want to vote in favor of a proposed merger, asset sale or other transaction.

                                 USE OF PROCEEDS

      All of the Shares offered hereby are being offered by Infinity. The Company will not receive any of the proceeds from the sale of the Shares.
See "Selling Stockholders."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

     Three Months Ended August 31, 1997 Compared to Three Months Ended August 31, 1996

     Revenues for the three months ended August 31, 1997, increased by $852,439 to $4,132,331 from $3,279,892 for the three months ended August 31, 1996. The increase is due to additional gasoline sales revenue totaling $1,156,415 resulting primarily from the Dino Oil acquisition. These increases in revenues were partially offset by a decrease in propane sales revenue of $10,541 and by a decrease in home heating oil revenues in the amount of $301,663 due to the sale of the Company's Rockland Fuel Oil customer list and lost thruput income.

     Cost of sales for the three months ended August 31, 1997 increased by $1,089,853 to $3,386,441 from $2,238,886 for the three months ended August 31, 1996. This increase is due to additional gasoline product purchase requirements primarily related to the Dino Oil acquisition of $1,220,813. These cost increases were partially offset by lower product purchases for home heating oil in the amount of $203,060 primarily due to the sale of the Rockland Fuel Oil customer list and lower propane costs of $8,079. The percentage of cost of goods to sales for the three months ended August 31, 1997 and 1996 are 81.9% and 68.3% respectively. The increase is due in part, to the Dino Oil Division's commercial business which is characterized by high volume and low gross profit, price increases in the cost of all gasoline purchases, and lost thruput income.

     Selling, General and Administrative Expenses for the three months ended August 31, 1997 increased by $68,760 to $1,287,882 from $1,219,122 for the three months ended August 31, 1996. The increase is primarily due to increased salaries of $201,626 (including severance pay of $49,576 in connection with the sale of Rockland Fuel Oil's customer list), increased equipment leases of $17,693, increased telephone uniform and selling expenses of $19,585, increased professional fees of $41,786 and all other expense increases totaling $61,645. These increased costs were partially offset by decreases in advertising expense of $29,819, decreases in vehicle expense totaling $24,824, decreases in oil spill tax totaling $43,466, decreases in insurance expense totaling $24,396, an adjustment in real estate taxes totaling $137,356 and decreases in all other expenses totaling $13,714 as compared to the same period last year.

     Interest income for the three months ended August 31, 1997 decreased by $114,926 to ($56,773) from $58,153 for the three months ended August 31, 1996. This decrease is primarily due to an adjustment in the interest income relating to the note receivable due from ATI as compared to the same period last year and the note receivable due from the sale of Rockland Fuel Oil.

     Interest Expense for the three months ended August 31, 1997 increased by $25,911 to $129,367 from $103,456 for the three months ended August 31, 1996. This increase is primarily due to an increase of indebtedness.

     Net Rental Income for the three months ended August 31, 1997 increased by $31,581 to $140,716 from $109,135 for the three months ended August 31, 1996. The increase is due to an increase in gasoline station rental income and other rental income.

     Depreciation and amortization for the three months ended August 31, 1997 decreased by $16,620 to $201,2306 from $217,850 for the three months ended August 31, 1996. This decrease is due to an adjustment to estimated expense recognized in the prior three quarters to the year ended August 31, 1997 actuals.

     Royalty Expense for the three months ended August 31, 1997 decreased $8,117 to $23,461 from $31,578 for the three months ended August 31, 1996. The decrease is primarily due to the expense associated with warrants issued to ATI in exchange for use of the trademark "ATI".

     Other Income for the three months ended August 31, 1997 increased by $10,240 to $30,830 from $20,590 for the three months ended August 31, 1996. This increase is due to rebates earned under those available programs.

     Net Loss for the three months ended August 31, 1997 increased by $4,199,585 to a Net Loss of $4,510,981 from a Net Loss of $311,390 for the three months ended August 31, 1996. This increase is primarily due to an increase in bad debt expense of $3,599,564 resulting from the ATI bankruptcy and management's decision to reserve the entire note receivable due from ATI of $3,263,563, in addition to the reserve of other doubtful accounts in the amount of 375,870. The decrease in net income is also a result of a decline in gross profit of $295,116, an increase in selling, general, and administrative expenses of $68,760, a decrease in interest income of $114,926, and an increase in interest expense of $25,911 as compared to the same period last year. The decline in gross profit is due to increased product costs, the sale of Rockland Fuel Oil's customer list, and lost thruput income, while the increase in selling, general, and administrative is mostly attributable to start up costs associated with the Dino Oil acquisition. This decline in net income is partially offset by a decrease in depreciation and amortization of $16,620, an increase in net rental income of $31,581, a decrease in royalty expense of $8,117, and an increase in other income of $10,240.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

      Twelve Months Ended August 31, 1997 Compared to Twelve Months Ended August 31, 1996.

      Sales for the twelve months ended August 31, 1997, increased by $3,430,988 to $18,743,248 from $15,312,260 for the twelve months ended August 31, 1996. The increase was due to additional gasoline sales revenue totaling $5,361,011 resulting primarily from the Dino Oil acquisition, and increased propane sales revenue totaling $205,936. These increases in revenues were partially offset by a decrease in home heating oil sales in the amount of $2,135,959 primarily due to a 20% warmer winter, the sale of Rockland Fuel Oil's customer list and lost thruput income.

      Cost of sales for the twleve months ended August 31, 1997 increased by $3,967,909 to $14,702,109 from $10,734,200 for the twelve months ended August 31, 1996. This increase was due to additional gasoline product purchase requirements primarily relating to the Dino Oil acquisition of $5,407,280 and increased propane costs of $87,329. These cost increases were partially off-set by lower product purchases for home heating oil in the amount of $1,526,700 primarily attributable to a warmer winter and to the sale of Rockland Fuel Oil's customer list. The percentage of cost of sales to sales for the twelve month periods ending August 31, 1997 and 1996 were 78.4% and 70.1%, respectively. The increase in the percentage of cost of sales to sales of 8.3% was due, in part, to the Dino Oil acquisition, the commercial business of which is characterized by high volume and low gross profit. In addition, seven year record price increases in the cost of gasoline and distillates sharply reduced the gross profit, particularly in the Company's non-residential markets.

      Selling, General and Administrative Expenses for the twelve months ended August 31, 1997 increased by $654,972 to $3,933,938 from $3,278,966 for the twelve months ended August 31, 1996. The increase is primarily due to increased salaries of $557,188, telephone uniforms and selling expense of $31,310, and office expense of $34,625 all of which are primarily due to start up costs associated with the Dino Oil acquisition, increased equipment leases of $118,563, increased insurance of $25,914, increased professional fees of $40,779 and all other expenses totalling a net increase of $15,768 as compared to the previous year. These increases in expenses were partially offset by a decrease in advertising expense of $64,435, real estate taxes of $30,225, and all other expenses totalling a net decrease of $26,040 as compared to last year.

      Depreciation and Amortization for the twelve months ended August 31, 1997 increased by $96,820 to $776,662 from $679,842 for the twelve months ended August 31, 1996. The increase is primarily attributable to fixed asset additions of property and equipment of $529,032, leaseholds of $690,000 and a customer list totaling $545,052 for fiscal 1997.

      Interest Income for the twelve months ended August 31, 1997 decreased by $73,314 to $28,673 from $101,987 for the twelve months ended August 31, 1996. This decrease is primarily due to the decrease of interest income due from the note receivable from ATI. This amount is partially offset by interest income resulting from invested funds and the note receivable due from the sale of Rockland Fuel Oil's customer list.

      Interest Expense for the twelve months ended August 31, 1997 increased by $3,489 to $402,378 from $398,889 for the twelve months ended August 31, 1996. This increase was primarily due to an increase of indebtedness of the Company.

      Net Rental Income for the twelve months ended August 31, 1997 increased by $84,039 to $502,517 from $418,478 for the twelve months ended August 31, 1996. The increase was due to increased gasoline station and other rent income of $14,039 and the collection of additional rents due under a third party lease agreement of $70,000.

      Royalty Expense for the twelve months ended August 31, 1997 increased by $6,109 to $102,211 from $96,102 for the twelve months ended August 31, 1996. The increase is primarily due to the expense associated with the warrants issued to ATI in exchange for use of the trademark "ATI".

      Other Income for the twelve months ended August 31, 1997 increased by $64,403 to $103,338 from $38,935 for the twelve months ended August 31, 1996. This increase is due to rebates earned from available programs connected to gasoline purchases.

      Extraordinary income for the twelve months ended August 31, 1997 increased by $186,672. The increase was due to the sale of the retail fuel oil customer list of Rockland Fuel Oil, Inc., a wholly-owned subsidiary of HQ Propane ("Rockland"), to an independent third party distributor.

      Net Income for the twelve months ended August 31, 1997 decreased by $4,533,377 to a net loss of $4,352,283 from a net profit of $181,094 for the period ended August 31, 1996. The decrease was primarily attributable to an increase in bad debt expense of $3,599,564 resulting from the ATI bankruptcy, and management's decision to reserve the entire note receivable due from ATI of $3,263,563 in addition to the reserve of other doubtful accounts in the amount of $375,870. The decrease is also due to a reduction in gross profit of $536,921 resulting from lower gross profits in the Company's non-residential markets and decreased home heating oil sales due to a 20% warmer winter as compared to last year. Selling, general and administrative expenses also increased by $654,972 primarily as a result of additional expenses incurred in connection with the Dino Oil acquisition and equipment leases made in connection with the upgrade of two gasoline stations, increases in depreciation and amortization of $96,820, increases in royalty expense of $6,109, an increase in interest expense of $3,489 and a reduction in interest income of $73,314, all totaling $1,371,625. These increases in total expenses were partially reduced by an increase in other income of $64,403, an extraordinary gain on the sale of the retail fuel oil customer list of $186,672 (net of taxes), an increase in net rental income of $84,039, all totaling $335,114.

      Fiscal Year ended August 31, 1996 Compared to Fiscal Year ended August 31, 1995.

      Revenues increased from $15,174,559 for the fiscal year ended August 31, 1995 to $15,312,260 for the fiscal year ended August 31, 1996. The increase of $137,701 was attributable to an increase in sales totaling $1,251,018 primarily due to increased sales revenues of #2 oil of $769,306, increased sales revenues of propane of $245,626, increased thru-put revenues of $196,626 and increased service and tank rental revenues totaling $39,460. These increased sales revenues were reduced by $1,113,317 as a result of management's decision to lease gasoline stations to an independent third party distributor.

      Cost of Sales decreased from $11,059,346 for the fiscal year ended August 31, 1995 to $10,734,200 for the fiscal year ended August 31, 1996. The decrease of $325,146 was primarily due to reduced gasoline purchases of $917,601 as a result of leasing four gasoline stations to an independent third party distributor. This decrease was partially offset by an increase in cost of goods resulting primarily from increased purchases of propane, #2 oil and service parts purchases totaling $592,455. The percentage of cost of sales to sales were 72.9% and 70.1% for fiscal 1995 and 1996, respectively. The increase of 2.8% is primarily attributable to the increased #2 oil purchases characterized by high volume and low gross profit.

      Selling, General and Administrative Expenses increased from $2,916,401 for the fiscal year ended August 31, 1995 to $3,278,968 for the fiscal year ended August 31, 1996. The increase of $362,567 was comprised of an increase in real estate taxes of $71,956, increased advertising expenses of $57,318, increased professional fees of $101,763, increased office expenses of $35,601, increased other expenses of $31,314, increased equipment expenses of $27,537, increased insurance expense of $18,446 and all other expenses totaling a net increase of $18,632.

      Depreciation and Amortization Expenses for the fiscal year ended August 31, 1996 increased by $228,291 to $679,842. The increase was due primarily to depreciation and amortization expenses associated with the purchase of certain leaseholds, the addition of fixed assets and the purchase of certain customer lists (in connection with the purchase of White Plains Fuel, Inc.
and the E. F. Osborn transaction).

      Interest Income for the year ended August 31, 1996 decreased by $145,465 to $101,987 from $247,452 for the year ended August 31, 1995. This decrease was due to the Company acquiring, on November 1, 1995 and March 22, 1996, two gasoline leaseholds from ATI, which acquisitions represented partial payment in the amount of $450,000 and $915,000, respectively, of the outstanding note receivable balance due from ATI.

      Interest Expense for the year ended August 31, 1996 increased by $150,872 to $398,889 from $248,017 for the year ended August 31, 1995. The increase was due primarily to the interest expense associated with certain bank indebtedness, certain note payable indebtedness, and certain 8.5% interest bearing convertible debentures.

      Rental Income increased for the year ended August 31, 1996 by $228,530 to $418,478 from $189,948 for the year ended August 31, 1995. The increase was due primarily to rental income resulting from the lease by White Plains Fuel of its customer list to an independent third party distributor.

      Bad Debt Expense decreased from the year ended August 31, 1996 by $34,289 to $39,869 from $74,158 for the year ended August 31, 1995. The decrease was due primarily to increased security deposits for gasoline and increased collection efforts.

      Royalty expense decreased for the year ended August 31, 1996 by $3,436 to $96,102 from $99,538 for the year ended August 31, 1995. The reduction was attributable to the Company entering into an agreement with ATI by which ATI was granted warrants in exchange for the Company continuing to license the trade name "ATI" for a period of five years. The Company no longer pays a royalty of $.01 per gallon for gasoline station sales.

      Other Income decreased for the year ended August 31, 1996 by $76,498 to $38,935 from $115,433 for the year ended August 31, 1995. The decrease was due primarily to a decrease in rebate refunds from a gasoline supplier.

      Net Income for the fiscal year ended August 31, 1996 was $181,094 compared to $256,648 for the fiscal year ended August 31, 1995. The decrease of $75,554 was due to the net change resulting from an increase in gross profit of $462,847, an increase in depreciation expense of $228,291, an increase in interest expense of $150,872, a decrease in interest income of $145,465, a decrease in other income of $76,498, an increase in rental income of $228,530, an increase in selling, general and administrative expenses of $362,567, a decrease in royalty expense of $3,436 and a decrease in bad debt expense of $34,289.

Liquidity and Capital Resources

      Management believes that the Company's diversified business operations and continued growth will result in increased sales revenues and gross profits (subject, of course, to the effects of price increases which are not sufficiently passed through to the customers as referenced below) and result in greater amounts of working capital being generated from operations. However, the Company's acquisition of the customer list and certain other assets of Dino Oil has significantly increased the Company's working capital requirements due to increased gasoline purchase requirements, increases in accounts receivable, and increased operating expenses (including salary). Additionally, rises in the cost of petroleum products by as much as 50%, as well as expenditures relating to the rebuilding of certain of the Company's gasoline stations and certain other capital expenditures, have further increased the Company's working capital requirements and have adversely affected the Company's ability to meetthe same. Though management is starting to see indications that the cost of petroleum products is declining, there can be no assurance as to the extent to which this will continue. As a result, without additional financing, there can be no assurance that the Company will be able to meet its cash requirements for the next twelve months. If it cannot do so, the Company will be forced to scale back its operations. The Company will continue to pursue additional financing from a lending facility or an offering of its securities to enable the Company to meet such cash requirements and to accomplish growth through acquisition which the Company is actively pursuing. There can be no assurance that the financing will occur or that the Company can find a suitable acquisition in the foreseeable future.

      HQ Gasoline will have to invest approximately $325,000 over the next twelve months in order to meet Federal EPA and State Regulations for underground storage tanks by December 1998. Through August 31, 1997, the mandatory requirements for six locations of the Company's 25 locations have been completed.

      In addition the Company plans to rebuild 10 of 25 gasoline stations which will generally require $20,000 to $550,000 per location for an aggregate of $1,600,000 (inclusive of the environmental upgrades referenced above). The rebuilds will be phased in over two years in order to minimize volume losses due to "downtime" encountered while each station location is under construction.

      Capital expenditures for the year ended August 31, 1997 were $1,232,032. Included in this amount were expenditures for propane and other equipment, improvements to gas stations and the terminal facility, and improvements and/or purchases of trucks and auto totaling $529,032, and leaseholds totaling $703,000.

      HQ Propane, an operating subsidiary of the Company, has obtained from lending institutions a $500,000 mortgage loan and a $500,000 line of credit which the Company completed during May 1994. The mortgage loan has a term of five years at a rate of interest equal to 8.5% per annum with principal and interest payable monthly. The line of credit was available for drawing until September 15, 1997 at a floating rate of interest equal to 2.5% above the bank's prime rate in effect from time to time, with interest only payable monthly on the advances outstanding under the line of credit, and matures on December 31, 1997. The loan and the line of credit are secured by the Company's headquarters and the terminal facility at Alexander Street. HQ Propane, Claire Tarricone, Anthony Tarricone and Joseph Tarricone are guarantors on the loans.

      On June 8, 1995 the Company acquired all of the capital stock of White Plains Fuel, Inc. in an exchange of stock valued at $1,008,128. The stockholders of White Plains Fuel, Inc. received 168,020 shares of newly-created Series A 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company (the "Series A Preferred Stock"). On various dates throughout the 1997 and 1996 fiscal years, the Company declared dividends on the Series A Preferred Stock for $.45 per share totaling $75,609 in each such year. The fuel oil business of White Plains Fuel, Inc. is conducted by a third party operator under the terms of a four (4) year lease under which HQ Propane receives annual rental income of $288,000.

      On September 29, 1995, two short term demand notes of HQ Propane in the amount of $300,000 and $200,000 from a financial institution were converted to a 5 year commercial mortgage at a prime commercial lending rate plus 1% and a five year balloon payment with a 15 year amortization schedule. The commercial mortgage is guaranteed by the Company, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone, and is secured by certain commercial properties. In addition, on December 20, 1995, HQ Propane obtained a 5 year mortgage loan in the amount of $200,000 from the same financial institution at prime plus 1%. The commercial mortgage is guaranteed by Claire E. Tarricone and secured by certain commercial properties.

      On May 31, 1996 the Company issued 580,646 shares of Series B 8% Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") with a stated value of $7.75 per share totaling $4,500,000 in a private placement pursuant to Regulation S. The Company received proceeds, net of commissions, of $3,870,000. On July 23 and November 20, 1996, the Private Placement Holder converted $65,100 (8,400 shares) and $39,998 (5,161 shares) of the Series B Preferred plus accrued dividends of $756.23 and $1,472.79 respectively, into 18,815 and 162,261 shares of the Company's Common Stock. Through May 31, 1997, there were no further conversions. The terms of the Series B Preferred Stock have subsequently been amended. See "Description of Business--Recent Developments."

      On August 30, 1996, Claire Tarricone loaned to the Company $80,000, with interest at 8% per annum, payable on demand. At various times since then, certain related parties have loaned to the Company an aggregate of $356,765, with interest at 8% per annum, payable on demand, and an unrelated party loaned to the Company $200,000, with interest at a floating rate of prime plus 2.5%, maturing March 31, 2002.

      On September 5, 1996, the Company acquired the customer list of Dino Oil, Inc. in exchange for 200,000 shares of the Company's Common Stock at $1.9375 per share, $100,000 cash and certain costs of $56,957. The acquisition was accounted for as a purchase and resulted in the recognition of a customer list in the amount of $544,457. Subsequent to the September 5, 1996 acquisition, the Company acquired 4 trucks of Dino Oil at a fair market value of $166,226. This amount was financed through a capital lease.

      On November 29, 1996 and February 28,1997, ATI transferred to HQ Propane four (4) leaseholds in partial satisfaction of the note receivable due from ATI. The appraised value of these leaseholds was $160,000, $175,000, $210,000, and $145,000 respectively. As of June 10, 1997, the note receivable due from ATI was $3,263,563. On June 10, 1997, ATI filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues(if any) to protect its interest in this regard. However, there can be no assurance that the the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reserved the entire amount of the note receivable due from ATI at June 10, 1997, i.e. $3,263,563, as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

      On December 31, 1996, the Company entered into an agreement with a third party distributor to lease four (4) gasoline stations for a period of 10 years with an option for renewal. The distributor prepaid the Company $149,080 for the first year of rental expense and the Company is carrying $125,500 as deferred income. Simultaneously, the Company terminated the previous third party agreement for $192,497 which resulted in a note receivable and additional rental income of approximately $70,000.

      On May 16, 1997, the Company entered into an agreement for the sale of the retail fuel oil customer list of Rockland to an independent third party distributor. The terms of the sale were $200,000 at closing, $200,000 on the first anniversary, and $127,000 on the second anniversary, with interest on outstanding amounts at a rate of 6% per annum. As a result, the Company has recognized extraordinary income to the extent of $186,672 (net of applicable income taxes). During the quarter ended February 28, 1997, the Company issued for certain consulting services 400,000 five (5) year warrants dated 2/27/97 at $.41 per warrant exercise price (for the year ended August 31, 1997, 85,000 of these warrants were exercised), 100,000 five (5) year warrants(10,000 dated 11/04/96, and 90,000 dated 2/18/97) at $.3125 per warrant exercise price, and 15,000 five (5) year warrants dated 11/05/96 at $1.00 per warrant exercise price.

      On June 9, 1997, the Company obtained a one-year revolving credit facility in the maximum principal amount of $1,000,000. Interest accrues on outstanding balances at the prime rate plus 10% per annum, subject to a minimum of 17% per annum. The credit facility is secured by a security interest in all of the Company's accounts, general intangibles, contract rights and inventory, as well as by the guarantees of Claire E. Tarricone, Joseph A. Tarricone and Anthony J. Tarricone. As of October 31, 1997, the outstanding principle balance was $815,000.

      The Company had working capital of $2,776,040 and a ratio of current assets to current liabilities of 2.86:1 as at August 31, 1996, and the Company had a deficit in working capital of $2,359,913 and a ratio of current assets to current liabilities of 1:2.0 as at August 31, 1997.

Inflation

      There was no significant impact on the Company's operations as a result of inflation during fiscal 1995, fiscal 1996, and fiscal 1997.

New Accounting Standards

      In February, 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("Statement No. 109"), "Accounting for Income Taxes." Statement No. 109 will require the utilization, if any exist, of the net operating loss carry forwards of the Company to be recorded as part of the regular income tax provision and not as an extraordinary item. The implementation of Statement No. 109 is not expected to have a material impact on the results of operations of financial condition of the Company. Statement No. 109 is effective for fiscal years beginning after December 15, 1992.

                             DESCRIPTION OF BUSINESS

Background

      The Company was originally incorporated in the State of Utah on January 15, 1986 under the name of Technical Analysis, Inc. On July 23, 1987, the Company changed its name to LMD Acquisitions, Inc. and effective October 8, 1990, changed its corporate domicile to the State of Nevada. On March 12, 1993, the Company changed its name to Castleview Corp. On August 5, 1993 the Company acquired Halstead Quinn Propane, Inc. in exchange for 2,170,000 shares of the Company's Common Stock. Simultaneously with such acquisition, the Company changed its name to Halstead Energy Corp.

      The Company's operating entities are engaged in the wholesale and/or retail distribution of, and the provision of services relating to, fuel oil, liquid propane gas, gasoline and diesel fuel primarily in Westchester, Putnam, Dutchess, Rockland and surrounding counties in New York State. The Company has four principal operating divisions: HQ Propane, a wholly-owned subsidiary of the Company, and Halstead Quinn Terminal ("HQ Terminal"), HQ Gasoline ("HQ Gasoline") and Dino Oil ("Dino"), which are separate divisions of HQ Propane, and Rockland Fuel Oil, Inc., a wholly-owned subsidiary of HQ Propane ("Rockland"). The business of White Plains Fuel, Inc. ("WPF"), a Hawthorne, New York-based retail distributor of fuel oil and diesel fuel which was acquired by the Company in June 1995, is being operated by a third party under the terms of a four (4) year lease.

Recent Developments

      On September 24, 1997, the Company, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone and Infinity Investors Limited ("Infinity") entered into a certain Restructuring Agreement (the "Restructuring Agreement). Under the terms of the Restructuring Agreement, Infinity agreed to exchange 77,419 shares of Series B Preferred Stock and all accrued and unpaid dividends on the outstanding shares of Series B Preferred Stock for the Company's Subordinated Promissory Note in the principal amount of $600,000 (the "Note"). The Note accrues interest at 12% per annum compounded quarterly through September 24, 1999 and accrues simple interest at 12% per annum after September 24, 1999. The Note matures on September 24, 2002, although the Company is required to make mandatory prepayments upon the occurrence of certain events.

      The terms of the balance of the 560,126 shares of Series B Preferred Stock owned by Infinity were amended to provide, among other things, for (i) a fixed conversion price of $2.00 per share of Series B Preferred Stock, (ii) the removal of certain limitations on the rights of holders of the Series B Preferred Stock to convert those shares into the Company's Common Stock, and
(iii) an increase in the dividend rate of the Series B Preferred Stock to 12% from 8% per annum. The Company also agreed to register the shares of Common Stock of the Company to which this prospectus relates.

      In connection with the execution and delivery of the Restructuring Agreement, Infinity granted to Elizabeth Mandel ("Mandel") an option to purchase all of the Shares. Under the terms of the option, Mandel has the option to acquire all of the shares for a price of $2.00 per share until the 18-month anniversary of the effective date of the registration statement of which this prospectus forms a part (the "Effective Date"), subject to earlier termination in the event that Mandel fails to purchase at least an aggregate of 250,000 Shares on or prior to the 90th day following the Effective Date and an aggregate of 400,000 Shares on or prior to the last day of each succeeding 90-day period commencing 90 days after the Effective Date.

      On June 10, 1997, ATI filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues (if any) to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reserved the entire amount of the note receivable due from ATI at June 10, 1997, i.e., $3,263,563 as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

      The Company's principal terminal facility is currently being operated by ATI pending the approval of the Company's application with the State of New York for a terminal operator's and diesel motor fuel license. There can be no assurance about the prospect of obtaining the approval of such licenses. The Company has been advised by counsel that pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses, and thus that ATI will be able to continue operating the Company's terminal and diesel motor fuel businesses. However, there can be no assurance that at the conclusion of such proceeding, if the result were a liquidation of ATI (and therefore a termination of such licenses), that the Company would by that time have received its own licenses or would have been able to contract with another entity to operate such businesses. The occurrence of any of these circumstances could have a material and adverse effect on these businesses and on the Company.

Retail Propane Distribution

      HQ Propane (formerly Halstead Quinn Fuel Oil Co., Inc.), based in central Westchester County in Mt. Kisco, New York, was established in 1946 and since 1958 has been a retail distributor of liquid propane gas and propane equipment and also provides services related thereto. ATI acquired HQ Propane in 1975 and subsequently spun it off to its stockholders in December 1992. In July 1996, HQ Propane acquired the customer list and certain other assets of E. F. Osborn & Sons, a Pawling, New York-based retail propane distributor.

      HQ Propane has just under 7,000 accounts. Of these accounts, approximately 80% are Westchester County residents and businesses, and the remaining 20% are located throughout the surrounding counties of Putnam and Dutchess in New York State.

      Westchester County harbors many affluent communities whose lifestyles create an above average demand for energy-intensive applications and, the Company believes, are also more resistant to recessionary pressures. This is partly exemplified by the slow but steady growth in sales revenues over the last three years. The Company believes that, in Westchester County, HQ Propane has a market share of approximately 18%. In terms of accounts, the Company believes that HQ Propane is the second largest propane distributor in Westchester County.

    Although propane can be used for virtually all household and business utility applications, of HQ Propane's customers, approximately 78% use propane for hot water heating and cooking; approximately 16% use propane for pool heating; and approximately 6% use propane for home heating. HQ Propane has focused its marketing efforts on hot water heating and cooking applications because these uses are relatively constant throughout the year, thereby reducing seasonal fluctuations, and because its gross profit margins from hot water heating use are significantly more than that of a residential propane heating or commercial propane account.

      The Company believes that propane has distinct advantages over alternative energy sources, including efficiency, cost and availability. These attributes result in the retail customer realizing reduced utility bills. With an increased marketing effort, the Company believes that HQ Propane has the opportunity to gain a larger share of the Westchester County energy market by converting electricity and fuel oil users to propane and by having owners of newly-constructed buildings select propane as their energy source.

      HQ Propane's base of operations is centrally located at the Company's headquarters in Mount Kisco, New York. HQ Propane also maintains an inland fuel oil storage terminal and a 30,000 gallon propane storage tank for its own operations. The fuel oil facility is presently leased to a major independent fuel oil distributor.

Wholesale Distribution and Storage

      HQ Terminal, owns a deep water terminal in Yonkers, New York near the New York City border. The five million gallon terminaling facility allows for the wholesale distribution of fuel oil, gasoline and diesel fuel and also provides storage facilities for other petroleum companies through warehousing agreements know as thru-puts. The Company's own product requirements are often supplied through this facility.

      The terminal facility has 11 above ground tanks that provide an aggregate storage capacity of 5,000,000 gallons for gasoline, diesel fuel and fuel oil. These tanks feed three gasoline racks, five oil racks and two diesel fuel racks. The terminal has been upgraded to comply with all governmental regulations.

      The terminal facility has 2.439 acres of above-ground land and an additional 3.511 acres of land underwater. The large amount of underwater acreage has enabled the Company to extend the dock lines out to deep water. The Company believes that the terminal is the only terminal on the east side of the Hudson River between the Long Island Sound to the east, the Bronx, New York to the south and Newburgh, New York to the north that has 17 feet of draft at low tide. This provides a competitive advantage, particularly with regard to thru-put customers, because the high draft allows large seafaring vessels to dock independent of tide schedules.

      The Company believes that another competitive advantage is the terminal's location. It is located in the most densely populated area in Westchester County, and it is the only terminal on the Hudson River south of Newburgh, New York which distributes gasoline. All other gasoline distribution terminals are located in the eastern part of Westchester County.

      The terminal facility has been operated by ATI pending the approval of HQ Propane's application with New York State for a Terminal Operator and Diesel Motor Fuel License. See "Certain Relationships and Related Transactions" and "Description of Business--Certain Licenses Relating to the Company's Business."

Gasoline

      HQ Gasoline operates 25 retail gasoline stations throughout eastern New York State under the trade names "ATI" and "Gulf." HQ Gasoline's ability to market under different brand names provides the Company with an opportunity to reach consumers at the low, middle and high end of the market, thereby allowing greater flexibility in its marketing strategies. Because gasoline usage is relatively constant throughout the year, the operation of gasoline stations allows the Company to offset, in part, the seasonal fluctuations that affect the Company's fuel oil distribution divisions. Most of the stations are situated in high traffic areas at major intersections. Presently, 5 of the 25 facilities are combination convenience store/gasoline pumping facilities. The balance of the outlets are combination automotive repair shop/gasoline pumping facilities. Nine of the 25 gasoline stations are leased from ATI. See "Certain Relationships and Related Transactions" and "Risk Factors."

      In September 1996, the Company acquired certain assets of Dino Oil, Inc., a Bronx, New York-based commercial gasoline distributor. The addition of the Company's Dino Oil division has broadened the Company's marketing region by providing the Company with customer accounts (including various service stations and fleet garages) located in the Bronx, Queens, Brooklyn, and Manhattan, as well as Nassau, Suffolk and Westchester counties.

      In December 1996, the Company terminated its lease of 4 of its 25 stations with an independent third party distributor, and simultaneously therewith, entered into a master lease with another independent third party distributor. The master lease has an initial term of ten (10) years, and the lessee thereunder has an option to renew such lease for an additional ten (10) year term. The lease requires that annual rental payments be made in advance, on the first day of each year of the lease term. The lease is a triple net lease agreement which requires the lessee to maintain, operate, and supply all gasoline to the station outlets. The lessee must also make the necessary capital improvements to meet applicable environmental laws by 1998.

      The Company intends to focus its effort on changing the image of the HQ Gasoline facilities. The industry has moved away from the "mom & pop" type operation and into high volume, automated self-service operations, with a particular focus on convenience. Repair shops, in particular, are becoming increasingly less desirable. Accordingly, in order to optimize potential earnings at a site, the Company intends to follow industry trends by upgrading approximately 12 of these facilities with state-of-the-art pumping apparatus and canopies and, where appropriate, converting them to multiple revenue sites by combining the pumping facilities with convenience stores, snack shops and/or car washes.

      In most cases, canopies will be installed to improve lighting and provide shelter in inclement weather. Industry experts estimate that up to a 20% increase in volume is derived from this improvement alone. Management believes that, in the Company's geographic region, canopies have contributed increased revenues of between 15% and 25%. Electronic self-service pumping apparatus will also be installed for the convenience of the public, and will afford overhead savings to the station operator. The addition of a convenience store, snack shop, or car wash, where applicable, will introduce new sources of revenue and optimize overall station profitability.

      The rebuilding program will require expenditures that range from $20,000 to $550,000 per facility, depending upon the individual station site. The program is site specific, taking into consideration competition, lot size, building dimensions, traffic count, community demographics, and area development. By completing its rebuilding program, the Company believes it will achieve increased cash flow from operations as a result of increased sales revenues and rental income. In this regard, as part of the rebuilding program, management intends to acquire certain station leaseholds from ATI at fair market value since ATI's underlying leasehold interests extend by an average of 12 years beyond the Company's sublease with ATI. The acquisition of these leasehold interests will protect the Company's investment in, and long term earnings potential, from this revenue source. See "Certain Relationships and Related Transactions" and "Risk Factors--ATI Bankruptcy."

Retail Fuel Oil

      The Company's retail fuel oil distribution business was conducted by HQ Propane's subsidiary, Rockland Fuel Oil, Inc., until May 16, 1997, when the Company entered into an agreement with an independent third party distributor for the sale of its retail fuel oil customer list and related business. The terms of the sale were $200,000 at closing, $200,000 on the first anniversary, and $127,000 on the second anniversary, with interest on outstanding amounts at a rate of 6% per annum. Rockland continues to own a facility in Haverstraw, New York which houses a 2,432 square foot building and a terminal situated on land fronting the Hudson River. The terminal is capable of storing 2,500,000 gallons of oil.

      The Company acquired all of the stock of White Plains Fuel, Inc., a retail distributor of fuel oil and diesel fuel, on June 8, 1995, in exchange for 168,020 shares of newly created Series A 7.5% Cumulative Convertible Redeemable Preferred Stock of the Company. The Company has leased the White Plains Fuel business to a third party under the terms of a four (4) year lease.

Fundamental Characteristics of the Company's Business

      Unaffected by General Economy

      The Company's business is relatively unaffected by business cycles. As fuel oil, propane and gasoline are such basic necessities, variations in the amount purchased as a result of general economic conditions are limited.

      Customer Stability

      HQ Propane has a relatively stable customer base due to the tendency of homeowners to remain with their traditional distributors. In addition, a majority of the home buyers tend to remain with the previous owner's distributor. As a result, HQ Propane's customer base each year includes most customers retained from the prior year or home buyers who have purchased from such customers. Like many other companies in the industry, HQ Propane delivers propane to each of its customers an average of approximately six times during the year, depending upon weather conditions and historical consumption patterns. Most of HQ Propane's customers receive their propane pursuant to an automatic delivery system, without the customer having to make an affirmative purchase decision each time propane is needed. In addition, HQ Propane provides home heating equipment repair service on a seven day a week, 52 weeks a year basis.

      Retail gasoline customers are generally brand loyal or price shoppers who generally factor appearance, convenience, and credit cards into their decision making process before making an affirmative purchase decision. HQ gasoline's ability to market under the trademarks "Gulf" and "ATI" largely meet the criteria exercised by customers in making their purchase decisions. However, the Company must complete its station rebuilding program in order to ensure that the standards which are particularly important to the motoring public, such as appearance, are maintained.

      No single customer accounts for 10% or more of the Company's consolidated revenues.

      Weather Stability

      The weather patterns during the winter can have a material effect on the Company's fuel oil-related business. Although average temperatures over time have varied to a very limited extent, and the Company does not expect that average temperatures will vary significantly in the future, winter temperatures can vary significantly from one year to the next. A warmer than usual winter would reduce the number of gallons of fuel oil sold which would result in reduced revenues from the Company's fuel oil-related operations. Severe ice and snow storms can also greatly effect consumers' driving patterns, thereby reducing the Company's gasoline revenues. Ice and snow can also greatly reduce delivery productivity, thereby reducing the number of gallons which can physically be delivered in a certain period of time. Such conditions would most likely demand significant overtime hours resulting in increased payroll expense.

      Effects of Oil Price Volatility

      The price of crude oil remains volatile. While this has not materially affected the Company's performance in the past (e.g., as a retailer, the Company has been able to add an increasing gross margin onto its wholesale costs, whatever their level, to offset the impact of inflation, account attrition and weather), there can be no assurance that such performance will continue. For instance, in recent months the Company has experienced difficulties maintaining its gross margin on its sales of gasoline product (when its cost of same has substantially increased) due primarily to strong competition for market share.

      Petroleum Supply

      Two major suppliers provide the Company with its propane product requirements. One supplier provided approximately 65%, and the other approximately 35%, of the Company's total propane requirements for the year ended August 31, 1997.

      The Company met substantially all of its gasoline product requirements through Gulf Oil, BP and ATI for the year ended August 31, 1997. Gulf Oil supplied approximately 30%, and ATI provided approximately 65%, of such requirements during such period. All of the fuel oil and diesel fuel product requirements of the Company's customers during such period were met by ATI. Upon the issuance of its diesel motor fuel license from New York State, HQ Propane will assume ATI's role in procuring the Company's petroleum product requirements. See "Certain Relationships and Related Party Transactions" and "Business--Certain Licenses Relating to the Company's Business."

      Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such petroleum products will be readily available in the future.

Expansion

      The industries in which the Company's petroleum products division compete are highly fragmented and characterized by numerous local and national fuel oil, gasoline, diesel fuel and propane distributors. The Company intends to expand its operating divisions through acquisitions and aggressive sales and marketing efforts to generate new accounts and increase consumer awareness of the Company's products and quality.

      The Company's acquisition strategy is to grow through the acquisition and integration of additional distributors in existing and new markets. The Company believes that many of the proprietors of businesses competitive with the Company's operating divisions are of retirement age and may be receptive to selling their operations. Another potential source of acquisitions are companies that are owned by individual entrepreneurs who find expansion within the petroleum products industry difficult, either operationally or financially, or who have other investment opportunities.

      More specifically, HQ Propane intends to acquire two types of distributors. The first type are relatively small distributors which management believes could be easily integrated into the Company's operations. Management believes that such distributors could result in significant economies of scale through the centralization of purchasing, marketing, credit, data processing and other administrative functions of the acquired distributor. The second type consists of larger, stand-alone businesses which could not be integrated, but would, in all probability, be in new markets. The Company expects that acquisitions of these businesses would provide not only attractive investment returns, but also provide hubs for future expansion.

      The Company also intends to expand HQ Gasoline by pursuing the acquisition of single unit and chains of retail service stations. Such acquisitions would provide deeper market penetration in the Company's existing marketing area, and provide expansion into new marketing areas. Besides the benefits derived from the economies of scale, the Company would expect to achieve greater buying power for its petroleum products purchases, and possibly assume additional distributorships with various major oil companies.

Competition

      The Company's business is highly competitive. In addition to competition from alternative energy sources, HQ Propane competes with propane distributors offering a broad range of services and prices, from full service distributors similar to HQ Propane, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail propane industry. Many companies in the industry, including HQ Propane, deliver propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time propane is needed. In addition, most companies, including HQ Propane, provide propane equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. As a result, HQ Propane may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other propane distributors. As of the date of this report, fuel oil and propane are less expensive sources of energy than electricity. Natural gas, which is currently less expensive than propane, is not readily available in upper Westchester and Putnam counties where all of the Company's propane operations are conducted. Accordingly, the Company believes that an insignificant number of its customers will switch from fuel oil or propane to alternative energy sources at this time.

      HQ Gasoline's business operations are sensitive to price and brand competition. In order to compete with branded competitors who benefit from name recognition and customer loyalty, the "ATI" branded service stations may maintain a lower price than these competitors. The Gulf branded stations are not as sensitive to price and, therefore, typically maintain a price consistent with other brand name competitors.

Certain Licenses Relating to the Company's Business

      HQ Propane's principal terminal facility is currently being operated by ATI pending the approval of HQ Propane's application with the State of New York for a terminal operator's and diesel motor fuel license and the applications of Rockland Fuel Oil, Inc. and White Plains Fuel, Inc. for their respective diesel motor fuel licenses. On October 6, 1995, New York State requested HQ Propane, Rockland Fuel and White Plains Fuel to post certain bonds as a prerequisite to obtaining the foregoing licenses. On October 25, 1995, these bonds were obtained by the Company and the State approved the same. Management believed at the time that the Company had thereby completed substantially all steps necessary to receiving such licenses. However, these licenses have not as of yet been granted, though the State has discussed with management the possibility of approving applications for certain (but not all) of such licenses (i.e., HQ Propane's terminal operator's license and its diesel motor fuel license) pending the completion of the licensing process with respect to the balance of the licenses. There can be no assurance about the prospect of obtaining the approval of such licenses. The $.0025 per gallon fee charged by ATI for these services would be eliminated simultaneously with the issuance of HQ Propane's terminal operator's license and its diesel motor fuel license. See "Certain Relationships and Related Transactions."

      On June 10, 1997, ATI filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code. See "Certain Relationships and Related Transactions" and "Legal Proceedings." The Company has been advised by counsel that pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses, and thus that ATI will be able to continue operating the Company's terminal and diesel motor fuel businesses. However, there can be no assurance that at the conclusion of such proceeding, if the result were a liquidation of ATI (and therefore a termination of such licenses), that the Company would by that time have received its own licenses or would have been able to contract with another entity to operate such businesses. The occurrence of any of these circumstances could have a material and adverse effect on these businesses and on the Company.

Environmental/Governmental Regulation

      The Company's operating divisions are subject to various governmental regulations. New regulations regarding underground storage tanks ("UST's"), including those at service stations, have been issued by the United States Environmental Protection Agency (the "EPA"). The regulations cover the design, construction and installation of new UST systems, and require that existing systems meet certain EPA standards. The regulations require that owner/operators of UST systems demonstrate financial responsibility for the cleanup of spills or releases and/or compensate third parties for any resulting damages. The Company has recently upgraded its HQ Terminal Facility and its other storage facilities to conform with applicable law, and the Company has an ongoing program for maintenance, testing, retrofitting, or replacement of UST's. In addition, the Company maintains pollution liability coverage on 19 of the 22 gasoline stations presently leased by the Company. (Three of the 25 stations operated by the Company are supply contracts only, and therefore management does not believe that the Company would be subject to any environmental exposure.) The Alexander Street Terminal is also insured under a separate pollution legal liability policy.

      The Company believes that its operating divisions are in compliance with all applicable regulatory requirements and have all governmental licenses and permits (other than those described above in "Description of Business--Certain Licenses Relating to the Company's Business") required for their business operations, except where the failure to be in compliance or maintain such licenses and permits would not have a material adverse effect on the Company's business. Management knows of no pending or threatened proceedings or investigations under federal or state environmental laws which would have a material adverse effect on the Company's business. Management cannot predict the impact on the Company and its operating divisions of new governmental regulations and requirements.

      The Company will have to invest an estimated minimum of $325,000 over the next fourteen months in order to meet EPA and State regulations for underground storage tanks by December, 1998.

Employees

      As of November 30, 1997, the Company had a total of 29 employees, of which 19 were office, clerical and customer service personnel, 4 were drivers, 3 were mechanics, and 3 were executive officers of the Company. All of the Company's employees are full-time employees and none is seasonally employed. Seven employees are represented by the International Brotherhood of Teamster and Chauffeurs Union, Local 456 under a contract which expires on December 31, 1997. Management believes that its relations with both its union and nonunion employees are satisfactory.

                             DESCRIPTION OF PROPERTY

      The Company's principal place of business is located at 33 Hubbells Drive, Mount Kisco, New York, where HQ Propane owns a block and brick building of approximately 6,000 square feet situated on 1.03 acres.

      The Company also owns the following facilities:

      1. The HQ Terminal facility located in Yonkers, New York, which facility is situated on 5.95 acres of land, with approximately 2.44 acres above water and 3.51 acres are underwater. Four block and brick buildings of 3,000 square feet, 234 square feet, 225 square feet and 450 square feet, respectively are situated on the property. The terminal also has 11 storage tanks with capacities ranging from 140,000 to 1,000,000 gallons, and an aggregate capacity of 5,083,000 gallons; a 300 foot dock; three gasoline racks; five oil racks; and two diesel fuel racks.

      2. A terminal facility located in Haverstraw, New York, which facility is situated on 1.30 acres of land. The property houses one building of 2,432 square feet. The terminal also has 14 storage tanks with capacities ranging from 15,652 gallons to 508,000 gallons, and an aggregate capacity of 2,509,545 gallons; and one loading rack.

      3. A gasoline station facility in Hartsdale, New York which facility is situated on 16,700 square feet of land. The property houses a one story concrete building of 1,827 square feet with three bays and office. The station is also improved with two islands, each with two pumps.

      As of November 30, 1997, the Company leased the following stations from ATI (See "Certain Relationships and Related Transactions"):

      Station Name and Number       Address

      (1)   Elmsford ATI #203       153-162 E. Main Street
                                    Elmsford, NY 10523

      (2)   Wingdale ATI            #405 Route 22-Box 684 Wingdale,
                                    NY 12594

      (3)   Salt Point #414         Route 44 & 82 Salt Point, NY
                                    12578

      (4)   Congers ATI #112        21 South Route 303 Congers,
                                    NY 10920

      (5)   Mt. Vernon Lincoln Ave. 25 W. Lincoln Avenue
            #205                    Mt. Vernon, NY 10550

      (6)   Lakeside P.P. #219      6 N. Lakeside Blvd.
                                    Mahopac, NY 10541

      (7)   Raceway  ATI #221       535  Central  Park  Avenue
                                    Yonkers, NY 10704

      (8)   West Hurley #315        1150 Route 28 Kingston,  NY
                                    12461

      (9)   Pine Plains #411        Route 199
                                    Pine  Plains,  NY  12540

      Five of the above leases expire on August 31, 1998, two expire on August 31, 2018, and the other two expire on November 28, 2006 with an option for an additional ten year term expiring on November 28, 2016. The aggregate annual rental amount under these leases is $195,976 for the fiscal year ending August 31, 1996, $187,272 for the fiscal year ending August 31, 1997, and $213,633 for the fiscal year ending August 31, 1998. For the four leases expiring on August 31, 2018 or November 28, 2006, as the case may be, the aggregate rental amount will range from $89,150 in the fiscal year ending August 31, 1999 to $88,800 in the fiscal year ending August 31, 2018.

                                LEGAL PROCEEDINGS

      In January 1994, HQ Propane was served with a complaint dated January 5, 1994 relating to an action entitled RAP Holding Corp. v. Halstead Quinn Fuel Co., Inc. and A. Tarricone, Inc. in the Supreme Court of New York, County of Westchester. The plaintiff is the owner of property in Westchester County, New York which was leased by HQ Propane from June 1, 1979 to May 31, 1989. The complaint alleges that, during the term of the lease, the Company discharged petroleum products onto the property and seeks $106,173 damages for the costs of clean up and removal of the contaminated soil and an additional $300,000 for diminution of value. The Company has retained outside counsel and is vigorously defending itself in this lawsuit. As of November 30, 1997, there has been no further action in this case.

      On June 10, 1997, ATI filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserred pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues (if any) to protect its interest in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reserved the entire amount of the note receivable due from ATI at June 10, 1997, i.e., $3,263,563, as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company)during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

      HQ Propane's principal terminal facility is currently being operated by ATI pending the approval of HQ Propane's application with the State of New York for a terminal operator's and diesel motor fuel license. See "Description of Business--Certain Licenses Relating to the Company's Business." There can be no assurance about the prospect of obtaining the approval of such licenses. The Company has been advised by counsel that pending the conclusion of ATI's bankruptcy proceeding, ATI will continue to maintain such licenses, and thus that ATI will be able to continue operating the Company's terminal and diesel motor fuel businesses. However, there can be no assurance that at the conclusion of such proceeding, if the result were a liquidation of ATI (and therefore a termination of such licenses), that the Company would by that time have received its own licenses or would have been able to contract with another entity to operate such businesses. The occurrence of any of these circumstances could have a material and adverse effect on these businesses and on the Company.

      The Company is not a party to any other material litigation and is not aware of any threatened litigation that would have a material adverse effect on its business.

                                   MANAGEMENT

      The directors and executive officers of the Company as of November 30, 1997, are as follows:

Name                      Age        Position with the Company

Claire E. Tarricone       41         President and Director

Anthony J. Tarricone      36         Vice President, Secretary and Director

Joseph A. Tarricone       35         Vice President, Treasurer and Director

Edwin Goldwasser          65         Director

      The following is a brief description of the professional experience and background of the directors and executive officers of the Company:

      Claire E. Tarricone has been the President and a Director of the Company since July 27, 1993. Ms. Tarricone has also served as the President and a Director of HQ Propane and Rockland Fuel since 1992. In June 1995 Ms. Tarricone also became Director of White Plains Fuel, Inc. From 1991 until 1992, Ms. Tarricone served as Vice President/General Manager of HQ Propane in charge of its operating divisions. Ms. Tarricone has been President and Director of ATI since November 1992, and Vice President for at least three years prior thereto.

      Anthony J. Tarricone has been Vice President, Secretary and a Director of the Company since July 27, 1993. Mr. Tarricone has been Vice President, Secretary and a Director of HQ Propane and Rockland Fuel since 1992. From 1991 until the present, Mr. Tarricone has served as ATI's gasoline division manager and has served in similar capacity with HQ Gasoline since September 1993.

      Joseph A. Tarricone has been Vice President, Treasurer and a Director of the Company since July 27, 1993. Mr. Tarricone has been Vice President, Treasurer and a Director of HQ Propane and Rockland Fuel since November 1992. From 1990 until 1992, Mr. Tarricone was sales manager for HQ Propane and ATI, responsible for the development of commercial gasoline and diesel fuel sales for HQ Terminal and ATI. From 1988 to 1993, Mr. Tarricone served as President of Energy Technology Services, Inc., an energy use and planning consulting firm.

      Edwin Goldwasser has been a Director of the Company since July 27, 1993. From April 1992 to the present, Mr. Goldwasser has served as a consultant to the Company. For at least the five years prior to that, Mr. Goldwasser served as Vice President of Administration and Finance in charge of all financial, accounting and legal affairs for ATI.

      Claire Tarricone, Anthony Tarricone and Joseph Tarricone are siblings.

      All Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no compensation for serving on the Board of Directors. No Director received any cash compensation for serving as a Director of the Company during the past fiscal year. Officers of the Company are appointed annually by the Board of Directors.

      As permitted under Nevada law, the Company's Articles of Incorporation eliminates the personal liability of the Directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as Directors. As a result of such provision, stockholders may be unable to recover damages against Directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duty. The inclusion of this provision in the Company's Articles of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation.

      The directors and executive officers of the Company and the owners of more than ten percent (10%) of the Company's outstanding Common Stock are required to file reports with the Securities and Exchange Commission and with the National Association of Securities Dealers, Inc. reporting changes in the number of shares of the Company's Common Stock beneficially owned by them. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during fiscal 1996 and 1997, except that each of Claire Tarricone, Anthony Tarricone and Joseph Tarricone filed one report after the applicable filing deadline.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information for each of the Company's fiscal years ended August 31, 1997, 1996 and 1995 concerning compensation of (i) all individuals serving as the Company's Chief Executive Officer during the fiscal year ended August 31, 1997 and (ii) each other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended August 31, 1997 or either of the two previous fiscal years (to the extent that such person was the Chief Executive Officer and/or an executive officer, as the case may be, during any part of such fiscal year).
                                           Annual          Long-Term
                                        Compensation       Compensation Award
                                                           RestricteSecurities
                                                          Stock    Underlying
Name and Principal    Year  Salary ($) Bonus    Other (2) Awards   Options
Position
(1)                                                               ($)      (#)

Claire E. Tarricone   1997  $54,600    -------- $ 9,297   -------- 420,000(3)
President             1996  $54,600    -------- $15,034   -------- 100,000(3)
                      1995  $54,600    -------- $ 6,931   -------- --------
---------------------

(1)The Company does not have any executive officers whose compensation exceeded $100,000 during the applicable fiscal periods.

(2)Represents amounts payable under Ms. Tarricone's employment agreement with the Company for certain insurance premiums and for taxes resulting from such additional compensation.

(3)Reflects the grant of options under the Company's 1996 Stock Incentive Plan, which options are not intended to qualify as "incentive stock options" under
   Section 422 of the United States Internal Revenue Code of 1986, as amended, and which options were exercisable for a price of $4.50 per share of the Company's Common Stock, par value $.001 per share. The 100,000 options were canceled on November 14, 1996 in favor of the grant of 400,000 new options to Ms. Tarricone, which options were granted independent of the aforesaid plan. In addition, on August 12, 1997, Ms. Tarricone was granted 20,000 options under the plan with an exercise price of $0.63 per share.

Compensation of Directors

      Directors of the Company are not compensated for their services, although the Company reimburses directors for their expenses of attending meetings of the board of directors.

Stock Incentive Plan

      The Board of Directors of the Company voted to adopt the Company's 1996 Stock Incentive Plan (the "Plan") on January 10, 1996, subject to stockholder approval. The stockholders of the Company approved of the Plan on April 22, 1996. The Plan gives the Company the flexibility to enable it to obtain and retain the continued services of the personnel necessary for its growth and development. The Plan provides, among other things, for the granting of options to acquire up to 650,000 shares of the Company's Common Stock, $.001 par value per share. Such options may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or as non-qualified options.

      The Company does not presently maintain any other stock option or other stock or long-term compensatory plans for its employees.

Employment Agreements, Termination of Employment, and Change in Control Arrangements

      The Company has entered into five year Employment Agreements with each of Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone. The Employment Agreements automatically extend for an additional one year at the end of each year of the term unless either party notifies the other of his, her or its election not to so further extend the term. The employment contracts which became effective on August 5, 1993, provide for annual salaries to such individuals of (i) $100,000, $75,000 and $75,000 in years one and two, respectively, (ii) $125,000, $100,000 and $100,000 in years three and four, respectively, (iii) $150,000, $125,000 and $125,000 in year five, respectively. Each of the Tarricones has waived her or his rights (as the case may be) to any unpaid annual salary attributable to the fiscal years ending August 31, 1994, August 31, 1995, August 31, 1996 and August 31, 1997. After the fifth year the Employment Agreements provide that the base salary of such individuals will increase by an amount equal to the greater of 15% or the annual percentage increase if any, in the Consumer Price Index distributed by the United States Department of Labor. Under such Employment Agreements, each of the foregoing persons must devote substantially all of his or her time to the Company; provided, however, that such person is entitled to be engaged as an employee by ATI. The Employment Agreements are terminable by the Company on 60 days notice for "cause" or if any of the Tarricone's have become so incapacitated that they are unable to resume, within the ensuing 540 days, their respective employment with the Company by reasons of physical or mental illness or injury, or if any shall not have substantially performed their duties for 540 consecutive days by reason of any such physical or mental illness.

      Each of the Tarricones will be entitled to terminate his or her employment and receive a severance payment equal to 2.99 times his or her base salary at the time of termination upon (i) the acquisition of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities in a transaction to which any of the Tarricone's does not consent, (ii) the future disposition by the Company of all or substantially all of its business and/or assets in a transaction to which any of the Tarricone's does not consent, (iii) the occurrence of any circumstance which, in the reasonable judgment of any of the Tarricone's has the effect of significantly reducing their duties or authority, (iv) the breach by the Company of its material obligations under the Employment Agreement or (v) the termination of the Employment Agreement by the Company for any reason other than for cause or by mutual agreement of the Company and any of the Tarricones. Additionally, upon termination, each of the Tarricones would receive (a) the estimated amount which would have been payable to each pursuant to any bonus pool established by the Company for the fiscal year during which such termination occurred; (b) health, accident, life and disability insurance for the longer of one (1) year or the balance of the Employment Agreement; and (c) immediate rights to exercise any stock options granted, regardless of whether such options were exercisable at the time of termination.

      Each of the Employment Agreements contains a covenant not to compete with the Company or solicit its customers or employees for a period of one (1) year after the employment of any of the Tarricones is terminated, provided that such person is entitled to be engaged as an employee by ATI.

Indemnification of Directors and Officers

      Under the Nevada General Corporation Law, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      The Company is obligated under its Articles of Incorporation to indemnify any of its present or former directors who served at the Company's request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to the Company, unless otherwise ordered by the relevant court. The Company's Articles of Incorporation also permit it to indemnify other persons except against gross negligence or willful misconduct.

      The Company is obligated under its bylaws to indemnify its directors, officers and other persons who have acted as a representatives of the Company at its request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless the Company has received an opinion from independent counsel that such person was not so derelict.

      In addition, pursuant to indemnification agreements that the Company has entered into with each of its directors, the Company is obligated to indemnify its directors to the fullest extent permitted by applicable corporate law and its Articles of Incorporation. The indemnification agreements also provide that, upon the request of a director and provided that director undertakes to repay amounts that turn out not to be reimbursable, that director is entitled to reimbursement of litigation expenses in advance of the final disposition of the legal proceeding.

      The Nevada General Corporation Law, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. The Company's Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada General Corporation Law, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and (ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in the Company's Articles of Incorporation of this provision, the Company's stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to the Company and its stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      The Company currently maintains liability insurance in the amount of $1,000,000 for the benefit of its officers and directors.

      The foregoing indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act. Insofar as the Company may otherwise be permitted to indemnify its directors, officers and controlling persons against liabilities arising under the Securities Act or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 7, 1992, ATI distributed all of the capital stock of HQ Propane to its sole stockholders, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone. Simultaneously with the distribution, ATI transferred the assets of the HQ Terminal division and all of the outstanding capital stock of Rockland to HQ Propane in partial satisfaction of ATI's indebtedness to HQ Propane of $4,200,000 previously incurred by ATI in order to provide certain capital improvements and additional working capital. The appraised fair market value of the assets transferred by ATI to HQ Propane was $2,200,000. However, the transaction was recorded at ATI's book value.

      ATI's indebtedness to the Company is evidenced by a 6% Promissory Note, dated August 31, 1993, with accrued interest and principal due on August 31, 1998 (the "ATI Note"), the balance of which aggregated $3,263,563 on August 31, 1997 (see immediately succeeding paragraph). On February 28, 1995 and July 31, 1995, ATI granted/transferred 8 station leaseholds and 1 fee property having an appraised fair market value of $5,760,000 and 2 station leaseholds and 2 twenty year station leasehold extensions for $985,000 respectively as partial satisfaction of the ATI Note. The fee property was granted/transferred to the Company subject to two mortgages payable in the amounts of $140,999 and $496,177. A former director of one of the entities holding a mortgage, Don
Guarnieri, was formerly a director of the Company. On November 30, 1995 and March 22, 1996, ATI granted/transferred 2 station leaseholds having an appraised fair market value of $1,365,000 in partial satisfaction of the ATI Note. On November 29, 1996 and February 28, 1997, ATI granted/transferred 4 additional station leaseholds having an appraised fair market value of $690,000 in partial satisfaction of the ATI Note.
See "Risk Factors--ATI Bankruptcy."

      On June 10, 1997, ATI filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserted pre-petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues (if any) to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reservied the entire amount of the note receivable due from ATI at June 10, 1997 i.e., $3,263,563, as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company) during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

      In December 1992, HQ Propane entered into a management agreement with ATI pursuant to which ATI furnishes clerical, administrative, accounting, payroll and insurance services to HQ Propane. ATI receives a fee of $30,000 per month for its services. The management agreement expires on August 31, 1998. Further, HQ Propane entered into agreements with ATI under which it leased 21 of the service stations comprising its HQ Gasoline Division from ATI until August 31, 1998 and paid rent for the service stations in the approximate amount of $54,000 per month. Additionally, until March 5, 1996, the Company was paying to ATI a license fee of $.01 per gallon of gasoline and diesel fuel sold for the rights to use the "ATI" trademark (see the immediately succeeding paragraph). The Company currently leases 9 service stations from ATI at a reduced rent payment in the approximate amount of $19,000 per month.

      On March 5, 1996, the Company issued warrants to purchase 297,125 shares of the Company's Common Stock to ATI in exchange for the Company's exclusive right to use the "ATI" trademark. The exercise price of the warrants is equal to the lessor of $2.60 per share or a 40% discount from the average closing bid price. The average closing bid price is calculated based on the average of the closing bid prices of the Company's Common Stock as reported by the NASDAQ SmallCap stock market for the five trading days immediately preceding the date of the exercise of the warrant. The warrants provide that 59,425 were immediately vested on March 5, 1996, an additional 59,425 vested on March 5, 1997, and the balance become vested in three equal annual installments. The market price at issuance was $4.30 per share. In consideration of the issuance of such warrants, the Company is no longer required to pay the license fee of $.01 per gallon for gasoline station sales.

      HQ Propane cannot operate its principal terminal facility until such time as the pending applications for a terminal operator's license and diesel license from the State of New York have been approved. See "Description of Business--Certain Licenses Relating to the Company's Business." Accordingly, ATI has continued to operate the terminal facility on behalf of HQ Propane. Upon the issuance of such licenses, HQ Propane will assume operations of its facilities directly. ATI also supplies the Company's operating divisions with fuel oil and diesel fuel, and previously supplied the Company with gasoline, at ATI's cost plus one quarter of one cent ($.0025) per gallon purchased, which aggregated $51,112 during the fiscal year ended August 31, 1994; $42,494 during the fiscal year ended August 31, 1995; $38,671 during the fiscal year ended August 31, 1996; and $22,500 during the fiscal year ended August 31, 1997.

      The Company has outstanding certain promissory notes in the aggregate principal amount of $321,426 issued in connection with a private placement of 165,000 shares of Common Stock of the Company ("Bridge Notes"). Interest on the Bridge Notes is payable quarterly at a rate of 8% per annum, and payment of principal thereof was tied to the exercise of the Company's 1,600,000 Class A and 1,600,000 Class B Redeemable Warrants (the "Warrants") which were issued, and subsequently redeemed, by the Company. In light of the Company's redemption of its outstanding Warrants, it is unclear when its obligation to make principal payments on the outstanding Bridge Notes will come due. However, the Company acknowledges an obligation to make principal payments on the Bridge Notes and continues to maintain such obligation on its balance sheet. Don Guarnieri, a former Director of the Company, purchased one unit in connection with such private placement, which unit was comprised of a $25,000 promissory note from the Company and 8,250 shares of the Company's Common Stock.

      Claire, Anthony and Joseph Tarricone are also parties to a Buy/Sell Agreement pursuant to which, upon the death or disability of any of them, the non-deceased or non-disabled stockholders are required to purchase the shares of the Company owned by the deceased or disabled stockholder for a price equal to the fair market value of such shares. Each of the Tarricones holds a $3,000,000 insurance policy on the life of the others to partially fund the buyout of the shares upon death. In addition, the Tarricones have $1,000,000 of disability buyout insurance which will fund the buyout of such shares in the event of permanent disability. In the event that the proceeds of such insurance policies are insufficient to pay the full price for such shares, the balance of the purchase price for the shares will be paid over a ten year period.

      On August 30, 1996, Claire Tarricone loaned to the Company $80,000, with interest at 8% per annum, payable on demand.

      See "Executive Compensation--Employment Contracts, Termination of Employment and Change in Control Arrangements" for a description of the Employment Agreements between the Company and Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.

      See "Executive Compensation--Indemnification of Directors and Officers" for a description of indemnification agreements between the Company and each of its executive officers.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

      The following table sets forth information regarding ownership of the Company's voting securities as of October 5, 1997 by (a) each person known by the Company to beneficially own more than five percent (5%) of any class of the Company's voting securities, (b) each director and executive officer of the Company and (c) all directors and officers of the Company as a group. Except as otherwise indicated, the named person has sole voting and investment power with respect to such person's shares.

 Name and Address   Title Of Class     No. of    Percentage of     General
  of Beneficial                        Shares     Class Owned      Voting
      Owner                             Owned         (1)         Power(2)

Claire E.          Common Stock      1,162,184(3)     24.39%(3)     23.56%(3)
Tarricone
33 Hubbells Drive
Mt. Kisco, NY
10549

Anthony J.         Common Stock      1,162,183(4)     24.91%(4)     24.05%(4)
Tarricone
33 Hubbells Drive
Mt. Kisco, NY
10549

Joseph A.          Common Stock      1,142,183(5)     24.59%(5)     23.73%(5)
Tarricone
33 Hubbells Drive
Mt. Kisco, NY
10549

Alan Cianflone     Series A               84,010          50.0%         1.95%
42 Virginia Lane   Cumulative
Thornwood, NY      Convertible
10594              Redeemable
                   Preferred Stock

Jack Troccoli      Series A               84,010          50.0%         1.95%
40 Reservoir Court Cumulative
Carmel, NY 10512   Convertible
                   Redeemable
                   Preferred Stock

Infinity           Series B           560,126(6)         100.0%     41.91%(6)
Investors, Ltd.    Cumulative
27 Wellington Road Convertible
Cork, Ireland      Redeemable
                   Preferred Stock

Elizabeth R.       Common Stock        2,535,488      37.38%(7)     36.86%(7)
Mandel
885 Arapahoe
Avenue
Boulder, CO  80302

Boulder Financial  Common Stock          315,000       6.94%(8)      6.69%(8)
Group
885 Arapahoe Ave.
Boulder, CO 80302


Laurence Hughes    Common Stock          420,000       9.45%(9)      9.10%(9)
49 Mountain Road
Pleasantville, NY
10570

Edwin Goldwasser   Common Stock            - 0 -            (8)           (8)
7616 Mansfield
Hollow Drive
Delray Beach, FL
33446

All Executive                          3,248,850       60.11%        58.30%
Officers and
Directors as a
group (4 persons)
---------------------

(1)Based upon 4,226,091 shares of Common Stock outstanding as of October 5, 1997.

(2)Based on 4,226,091 common and 168,020 Series A Cumulative Convertible Redeemable Preferred Shares outstanding as of September 30, 1997. Each of the 168,020 shares of Series A Cumulative Convertible Redeemable Preferred Stock is entitled to vote, together with the holders of the Company's Common Stock, based upon the number of shares of Common Stock into which such shares are convertible.

(3)Includes 420,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 118,850 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Ms. Tarricone has an indirect beneficial interest through her ownership of one third of ATI. Ms. Tarricone disclaims beneficial ownership as to two-thirds of such 118,850 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Anthony J.
   Tarricone and Joseph A. Tarricone.

(4)Includes 320,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 118,850 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Mr. Tarricone has an indirect beneficial interest through his ownership of one third of ATI. Mr. Tarricone disclaims beneficial ownership as to two-thirds of such 118,850 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Claire E.
   Tarricone and Joseph A. Tarricone.

(5)Includes 320,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options and 118,850 shares of Common Stock that may be purchased by ATI pursuant to certain warrants held by ATI and as to which Mr. Tarricone has an indirect beneficial interest through his ownership of one third of ATI. Mr. Tarricone disclaims beneficial ownership as to two-thirds of such 118,850 shares, which disclaimed amount correlates to the aggregate ownership percentage in ATI held by Anthony J.
   Tarricone and Claire E. Tarricone.

(6)The Series B Cumulative Convertible Redeemable Preferred Stock is convertible into 2,170,488 shares of Common Stock. Infinity has the right under the Restructuring Agreement to acquire an additional 1,000,000 options from the Tarricones if certain conditions regarding the timing of this offering are not met.

(7)Includes (i) option to purchase all of the Shares from Infinity exercisable within 60 days, (ii) warrants to purchase 315,000 shares of Common Stock held by Boulder Financial Group of which Ms. Mandel is an officer, director and stockholder.

(8)   Consists of warrants to purchase 315,000 shares of Common Stock.

(9)Includes 220,000 shares of Common Stock that may be purchased pursuant to presently exercisable stock options.

(10) Less than one percent.
                            ---------------------

      As of January 1, 1997, 1,069,945 shares of Common Stock (approximately 27.6% of the outstanding Common Stock) were owned of record by Cede & Co., a nominee of the Depository Trust Company. The Company has been advised by each of the firms which Cede & Co. indicates own more than 5% of the Common Stock that, except as set forth above, as of the most recent practical date it did not hold more than 5% of the Company's outstanding voting securities for any single person or, to its knowledge, any group.

                              SELLING STOCKHOLDERS

      Infinity Investors Ltd. ("Infinity") will have acquired the shares of Common Stock offered by this prospectus in connection with the conversion of the Series B Preferred Stock. As of October 5, 1997, Infinity owned 560,126 shares of Series B Preferred Stock and did not own any shares of Common Stock.

      The maximum aggregate number of shares of Common Stock into which the Series B Preferred Stock issued to Infinity is convertible and which Infinity may offer and sell pursuant to this prospectus is 2,170,488 Shares, based on a conversion price of $2.00 per share. In accordance with Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common Stock as may become issuable upon the conversion of the Series B Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the conversion price as aforesaid. Because Infinity may sell all or a portion of the common Stock at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that Infinity may retain upon completion of the offering. The number of Shares that may actually be sold by Infinity will be determined by it, and may depend upon a number of factors, including, among other things, the market price of the Common Stock.

      The Shares are subject to an Option Agreement dated September 24, 1997 between Infinity and Elizabeth R. Mandel. See "Description of Business--Recent Developments." Accordingly, all or a substantial portion of the Shares may be transferred to Ms. Mandel. In addition, Infinity may have otherwise sold, transferred or disposed of all or a portion of its Shares since the date on which it provided the information regarding its ownership of the Shares in transactions exempt from the registration requirements of the Securities Act. Additional information concerning selling stockholders may be set forth from time to time in prospectus supplements to this Prospectus. See "Plan of Distribution."

      The Company has agreed to file the Registration Statement to which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement until the Shares are sold and all steps have been taken to remove any legends or restrictions on transfer thereon or until the Shares have otherwise are available for resale pursuant to Rule 144(k) promulgated under the Securities Act, in each case, as contemplated by a certain Restructuring Agreement dated September 24, 1997 by and among the Company, Infinity Investors Limited, Claire
E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone (the "Restructuring Agreement). In addition, the Company and Infinity agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or
(2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. All of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of counsel for the Company, and certain fees and disbursements of one counsel for Infinity will be paid by the Company; provided, however, that fees and disbursements of experts and counsel retained by Infinity and any underwriting discounts and selling commissions will be borne by Infinity.

      Except as specifically set forth herein, Infinity does not have, and within the past three years has not had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                            DESCRIPTION OF SECURITIES

General

      The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of October 10, 1997, 4,226,091 shares of Common Stock and 728,146 shares of Preferred Stock were outstanding, of which 168,020 shares are designated as Series A Preferred Stock and 560,126 are designated Series B Preferred Stock.

Common Stock

      Holders of Common Stock are entitled to one vote per share on each matter submitted to the stockholders. Holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the Company's Common Stock and voting Preferred Stock are able to elect all of the Company's directors. Holders of Common Stock share equally in dividends and distributions that may be declared by the Company's Board of Directors out of funds legally available for that purpose after dividends and distributions have been paid in full to the holders of any series of Preferred Stock that the Company's Board of Directors has determined shall have a preference in the payment of dividends and distributions. Upon liquidation or dissolution of the Company, holders of Common Stock will share equally in the assets of the Company remaining after the payment of the Company's debts and liabilities and of the liquidation preference of, and accrued dividends on, any series of Preferred Stock. The Common Stock is not convertible or redeemable and holders of Common Stock do not have subscription rights or preemptive rights. The shares of Common Stock currently outstanding are, and the shares to be sold in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series. The Company's Board of Directors is authorized to designate one or more series of Preferred Stock and to determine the number of shares, price, preferences, rights and limitations of each series of Preferred Stock, without any action by the Company's stockholders. The issuance of Preferred Stock or the issuance of rights to acquire Preferred Stock, may have the effect of delaying or preventing a change in control of the Company or an unsolicited takeover bid.

      The board of directors has designated and issued Series A Preferred Stock and Series B Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

      The Series A Preferred Stock, at par value $0.001 per share, bears a cumulative cash dividend rate of $0.45 per annum, payable quarterly, commencing June 8, 1995, when, as and if declared by the board of directors of the Company. The Series A Preferred Stock becomes convertible after June 8, 1998 into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment in certain events. The Series A Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $6.00 per share, plus accrued and unpaid dividends. Holders of Series A Preferred Stock may request to have their shares redeemed by the Company at $6.00 per share at any time commencing on June 8, 2000 and ending June 7, 2004. The Company is not required to redeem from any holder during any twelve (12) month period a number of shares of Series A Preferred Stock greater than twenty percent (20%) of the shares of Series A Preferred Stock then held by the applicable holder, nor is the Company required to redeem shares of Series A Preferred Stock from any holder more than once during any twelve (12) month period. Each share of Series A Preferred Stock entitles its holder to a number of votes equal to the number of shares of Common Stock (including fractional shares) that such share would be converted into, if it were so converted, as of the close of business on the day immediately prior to the date of such vote, and with respect to such votes, a holder of shares of Series A Preferred Stock has full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, is entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Company, and is entitled to vote with holders of Common Stock together as a single class.

      The Series B Preferred Stock, as amended, has a par value of $0.001 per share and bears a cumulative cash dividend at a rate of 12% per annum on a stated value of $7.75 per share, payable quarterly after payment of dividends on the Series A Preferred Stock, when, as and if declared by the board of directors of the Company. The Series B Preferred Stock is convertible into Common Stock based on the stated value plus accrued and unpaid dividends at a conversion price of $2.00 per share of Common Stock, subject to adjustment in certain events. The Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price equal to 129% of the stated value per share, plus accrued and unpaid dividends, subject to adjustment. Except as required by applicable law, shares of Series B Preferred Stock do not entitle the holder to any voting rights, but such holder is entitled to notice of any stockholder meetings in accordance with the by-laws of the Company.

Warrants and Options

      As of October 10, 1997, the Company has agreed to issue warrants and options to purchase up to an aggregate of 2,152,125 shares of Common Stock, of which warrants and options to purchase an aggregate of 1,973,850 shares of Common Stock have been issued.

      The following table sets forth the outstanding options and warrants of the Company as of October 10, 1997:

         Amount       Term        Issue Date     Exercise Price ($)

          297,125    5 yrs.        03/05/96        60% of market

           10,000    5 yrs.        11/04/96            .3125

           15,000    5 yrs.        11/05/96            1.000

        1,200,000    5 yrs.        11/14/96            .3125

          225,000    5 yrs.        01/10/97            .3125

           90,000    5 yrs.        02/18/97            .3125

          315,000    5 yrs.        02/27/97            .4100

          209,000    5 yrs.        08/12/97            .6300


      All of the foregoing warrants and options have been issued pursuant to agreements that contain anti-dilutive provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants or options should any one or more of certain specified events occur.

Anti-Takeover Provisions

      The Company's by-laws provide that directors may not be removed without cause, which limits the ability of stockholders to effect a change in control of the Company.

      Sections 78.378 through 78.3793 of the Nevada General Corporation Law may affect attempts to acquire control of the Company. In general under those sections, an entity that acquires "control shares" of an "issuing corporation" may vote the control shares only if approved by the holders of a majority of the voting power of the issuing corporation, excluding (i) the acquirer of the control shares, (ii) officers of the issuing corporation and (iii) those directors of the issuing corporation who are also employees of the issuing corporation. An issuing corporation is a corporation that is organized in Nevada, does business in Nevada, directly or through a subsidiary, and has at least 200 stockholders, at least 100 of whom are Nevada residents. Control shares are shares that when added to shares already owned by an entity, would give that entity voting power in the election of directors of any of three thresholds: one-fifth, one-third and a majority. The effect of these sections is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested stockholders. An issuing corporation may exclude itself from the coverage of these sections by inserting a provision to that effect in its articles of incorporation or by-laws on or before the tenth day after the relevant acquisition is made.

      Sections 78.411 through 78.444 of the Nevada General Corporation Law may also affect attempts to acquire control of the Company. In general those sections restrict "business combinations" (defined to include, among other transactions, mergers, disposition of assets or shares and recapitalizations) between a Nevada corporation having at least 200 stockholders and an "interested stockholder" (defined as a stockholder who is the beneficial owner of 10% or more of the voting power of the covered corporation's outstanding securities). If occurring within three years from when a stockholder becomes an interested stockholder, a business combination between that corporation and that interested stockholder may be consummated only if either the business combination or the purchase of shares that caused that stockholder to become an interested stockholder has been approved by the board of directors of that corporation prior to the date of such purchase. If occurring after three years from when that stockholder becomes an interested stockholder, a business combination between that corporation and that interested stockholder may be consummated only if certain statutory requirements concerning the compensation to be received by that corporation's stockholders are satisfied or if the business combination is made in accordance with that corporation's articles of incorporation and either
(i) the business combination or the purchase of shares that caused that stockholder to become an interested stockholder has been approved by that corporation's board of directors prior to the date of such purchase or (ii) the business combination has been approved by the vote of holders of stock representing a majority of the voting power not beneficially owned by the interested stockholder at a meeting called for that purpose not earlier than three years after the date of the purchase of shares that caused that stockholder to become an interested stockholder. A corporation may elect in its original articles of incorporation not to be subject to these sections or the stockholders representing a majority of the voting power not beneficially owned by the interested stockholder may adopt an amendment to the corporation's articles of incorporation to make that election, but the amendment will take effect 18 months after the stockholder vote and will not apply to any combination with an interested stockholder who was such on the effective date of the amendment. The Company has not made such an election.

Transfer Agent and Registrar

      The transfer agent and registrar for the Common Stock is Interwest Transfer Company whose address is P.O. Box 17136, Salt Lake City, Utah 84117.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's Common Stock became listed on the NASDAQ SmallCap Stock Market under the symbol "HSNR". The following table sets forth the range of high and low bid prices for the Company's Common Stock from September 1, 1995 through August 31, 1997, as reported by NASDAQ, which bid prices reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                Bid
                                                Prices

                                         High             Low
       Fiscal 1996
       First Quarter                    6 19/32          5
       Second Quarter                   6 31/64          4 5/16
       Third Quarter                    7                4 5/16
       Fourth Quarter                   6 13/32          1 5/32

       Fiscal 1997
       First Quarter                    1 5/16           3/64
       Second Quarter                   9/16             5/64
       Third Quarter                    1 5/64           9/32
       Fourth Quarter                   1                5/16

      As of October 9, 1997, there were 168 holders of record of the Company's Common Stock. However, those shares being held at various clearing houses, including the Depository Trust Company and Cede & Company, have not been broken down. Accordingly, the Company believes there are numerous beneficial owners of the Company's Common Stock whose shares are held in "street name", including the Depository Trust Company and Cede & Company.

      The Company does not currently pay dividends on its Common Stock. It is management's intention not to declare or pay dividends on the Company's Common Stock, but to retain earnings, if any, for the operation and expansion of the Company's business. In any event, until such time as all accrued dividends on the Company's Series A Preferred Stock and Series B Preferred Stock have been paid, the Company is restricted, pursuant to the instruments/documents authorizing the issuance of such preferred stock, from paying any dividends on its Common Stock. Any dividends that may be declared in the future will be determined by the Board of Directors based on the Company's financial condition, results of operations, market conditions and other factors that the Board deems relevant.

                              PLAN OF DISTRIBUTION

      Sales of the Shares may be made from time to time by Infinity, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on the NASDAQ SmallCap Stock Market, in another over-the-counter market, on a national securities exchange (any of which may involve crosses and block transactions), in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions  rather  than  pursuant  to this  Prospectus.  Without  limiting  the generality of the foregoing, the Shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by Infinity may arrange for other brokers or dealers to participate in the resales.

      In connection with the execution and delivery of the Restructuring Agreement, Infinity granted to Elizabeth Mandel ("Mandel") an option to purchase all of the Shares. Under the terms of the option, Mandel has the option to acquire all of the Shares for a price of $2.00 per share until the 18-month anniversary of the effective date of the registration statement of which this prospectus forms a part (the "Effective Date"), subject to earlier termination in the event that Mandel fails to purchase at least an aggregate of 250,000 Shares on or prior to the 90th day following the Effective Date and an aggregate of 400,000 Shares on or prior to the last day of each succeeding 90-day period commencing 90 days after the Effective Date.

      In connection with distributions of the Shares or otherwise, Infinity may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. Infinity may also sell Shares short and deliver the Shares to close out such short positions. Infinity may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus.

      Infinity may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

      Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

      Information as to whether underwriters who may be selected by Infinity, or any other broker-dealers, is acting as principal or agent for Infinity, the compensation to be received by underwriters who may be selected by Infinity, or any broker-dealer, acting as principal or agent for Infinity and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

      The Company has advised Infinity that during such time as they may be engaged in a distribution of the Shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

      It is anticipated that Infinity will offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                  LEGAL MATTERS

      Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the company and Infinity by Piper & Marbury L.L.P., New York, New York.

                                     EXPERTS

      The audited financial statements of the Company at August 31, 1996 and 1995, and for each of the two years in the period ended August 31, 1996, incorporated in this prospectus and registration statement, to the extent and for the periods indicated in its report, have been audited by Goldman & Murphy, LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in, or incorporated by reference in, this prospectus, in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, Infinity, or any selling agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or incorporated by reference herein or in the affairs of the Company since the date hereof.


                                  Page

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                     PAGE(S)

Consolidated Financial Statements for the Twelve-Months Ended August 31, 1997 (Unaudited) and August 31, 1996 (Audited):

      Consolidated Balance Sheets as of August 31, 1997
      and August 31, 1996...............................            F-2 to F-3

      Consolidated Statements of Operations for the three months
      and the years ended August 31, 1997 and August 31, 1996...    F-4

      Consolidated Statements of Stockholders' Equity for the
      year ended August 31, 1997................................    F-5

      Consolidated Statements of Cash Flows for the years ended
      August 31, 1997 and 1996...................................   F-6 to F-7

      Selected Notes to the Consolidated Financial Statements....   F-8 to F-10

Consolidated Financial Statements for the Fiscal Years Ended August 31, 1996 and 1995 (Audited):

      Independent Auditors' Report...............................   F-11

      Consolidated Balance Sheets as of August 31, 1996 and 1995    F-12 to F-13

      Consolidated Statements of Operations for
      the years ended August 31, 1996 and 1995...................   F-14

      Consolidated Statements of Stockholders'
      Equity for the years ended August 31, 1996 and 1995........   F-15

      Consolidated Statements of Cash Flows for
      the years ended August 31, 1996 and 1995...................   F-16

      Notes to the Consolidated Financial Statements.............   F-17 to F-33


                                  Page

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                                   August 31,     August 31,
                                                      1997            1996
                                                  (Unaudited)     (Audited)

                              A S S E T S

CURRENT ASSETS
  Cash and Cash Equivalents..............         $        0   $  2,061,474
  Accounts Receivable - Trade, Net of
  Allowances for                                  $1,574,028      1,628,070
  Uncollectible Receivables of $610,751..
  Rent Receivable........................                  0        122,497
  Other Receivable.......................             64,447          4,798
  Inventory..............................            168,930        251,450
  Prepaid Expenses.......................            437,703        195,361
  Prepaid Income Taxes...................              6,558          6,558

   TOTAL CURRENT ASSETS..................          2,251,666      4,270,208

   NET DEFERRED TAX ASSET................            698,661        612,406

PROPERTY, PLANT AND EQUIPMENT - NET

  Land ..................................            894,000        894,000
  Property, Plant and Equipment .........         11,504,921     10,952,437

   TOTAL PROPERTY, PLANT AND EQUIPMENT -
   NET...................................         12,398,921     11,846,437

OTHER ASSETS

  Notes Receivable.......................            686,854         80,000
  Note Receivable - Related Party........            578,848      1,355,516
  Intangible Assets - Net................          1,524,446      1,098,629
  Deposits...............................              2,045          2,045

   TOTAL OTHER ASSETS....................          2,792,193      2,536,250

   TOTAL ASSETS..........................       $ 18,141,441   $ 19,265,301



           See Selected Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                 Year Ended       Year Ended
                                                 August 31,        August 31,
                                                    1997              1996
                                                 (Unaudited)       (Audited)

                       LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES

  Accounts Payable - Trade...................... $1,329,351       $ 545,595
  Current Portion of Long-Term Debt.............  1,623,549         284,802
  Customer Credit Balances Payable..............     51,899         105,791
  Accrued Expenses..............................    170,224         171,740
  Sales Tax Payable.............................     19,010          17,371
  Deferred Revenue - Service Contracts..........    599,029          13,760
  Security Deposits Payable.....................    253,996         259,558
  Income Taxes Payable..........................     90,163          10,454
  Note Payable - Officer........................     93,204          80,000
  Notes Payable.................................    360,968               0
  Pension /Payroll Taxes Payable................     20,186           5,097

   TOTAL CURRENT LIABILITIES....................  4,611,579       1,494,168

LONG-TERM LIABILITIES

  Private Placement Notes.......................    317,000         321,426
  Long-Term Debt................................  1,930,480       2,348,565

   TOTAL LONG-TERM LIABILITIES..................  2,247,480       2,669,991

   TOTAL LIABILITIES............................  6,859,059       4,164,159

  Preferred Stock, $.001 Par Value, 168,020
  Shares Authorized-Series A 7.5% Cumulative
  Convertible Redeemable, 168,020 Shares Issued
  and Outstanding ($1,008,120 aggregate
  liquidation preference).......................        168             168

  Paid In Capital:  Preferred...................  1,064,001       1,064,001
   .............................................  1,064,169       1,064,169

STOCKHOLDERS' EQUITY

  Preferred Stock, $.001 Par Value, 5,000,000 Shares Authorized
  Preferred Stock, $.001 Par Value, 580,646 Shares Authorized-Series B
   8.0% Cumulative Convertible 567,085 and 572,246 Shares Issued
   and Outstanding as of August 31, 1997 and August 31, 1996, Respectively ($4,394,908 aggregate liquidation preference)
   ...................................................  567             572

  Common Stock, $.001 Par Value, 50,000,000 Shares Authorized,
   4,118,591 and 3,491,340 Shares Issued and Outstanding as of
   August 31, 1997 and August 31, 1996, Respectively
   .................................................  4,119           3,492

  Paid in Capital:  Preferred...................  3,770,183       3,815,328
  Common .......................................  5,552,076       4,896,947
  Retained Earnings ............................    891,268       5,320,634

   TOTAL STOCKHOLDERS' EQUITY .................. 10,218,213      14,036,973

   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY      18,141,441    $ 19,265,301


           See Selected Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                             3 Mos.Ended  3 Mos.Ended          Year Ended
                               8/31/97       8/31/96      8/31/97      8/31/96
                              (Unaudited)   (Audited)   (Unaudited)   (Audited)

Sales........................$ 4,132,331  $ 3,279,892  $ 18,743,248 $15,312,260

Cost of Sales................. 3,386,441    2,238,886    14,702,109  10,734,200

GROSS PROFIT..................   745,890    1,041,006     4,041,139   4,578,060

Selling, General & Adm. Exp... 1,287,882    1,219,122     3,933,938   3,278,966
Management Fee, Related Party.    90,000       90,000       360,000     360,000
Net Rental Expense (Income)...  (140,716)    (109,135)     (502,517)   (418,478)
Royalty Fee...................    23,461       31,578       102,211      96,102
Depreciation & Amortization...   201,230      217,850       776,662     679,842
Bad Debt Expense               3,639,433       39,869     3,639,433      39,869

  INCOME/(LOSS)FROM OPERATIONS(4,355,400)    (448,278)   (4,268,588)    541,759

OTHER INCOME AND (EXPENSES)
   Interest Income............   (56,773)      58,153        28,673     101,987
   Interest Expense...........  (129,638)    (103,456)     (402,378)   (398,889)
   Other Income...............    30,830       20,590       103,338      38,935

  NET INC./(LOSS) BEFORE TAXES (4,510,981)   (472,991)   (4,538,955)    283,792

PROVISION FOR INCOME TAXES:
   Current....................         0     (243,147)            0      14,160
   Deferred...................         0       81,552             0      88,538

  NET INCOME(Loss) BEFORE EXTRAORDINARY
      ITEM                     (4,510,981)   (311,396)   (4,538,955)    181,094

  EXTRAORDINARY ITEM-Gain from the sale
     of customer list less applicable
     income taxes of -0-.....           0           0       186,672           0

  NET INCOME(Loss)........... ($4,510,981)   (311,396)  ($4,352,283)    181,094

Net Income(Loss) Per Share
   Primary EPS...............     ($1.15)      ($0.12)       ($1.23)      $0.00
   Fully Diluted EPS.........     ($1.15)      ($0.12)       ($1.23)      $0.00
   Weighted Average Number of Common
     and Common Equivalent Shares
     Outstanding:.....PEPS...  4,008,219    3,442,503     3,984,473   3,416,473

             FDEPS............ 4,008,219    3,442,503     3,984,473   3,416,473




           See Selected Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  PREFERRED STOCK COMMON STOCK                      TOTAL
                  $.001 PAR VALUE $.001 PAR VALUEPAID IN RETAINED STOCKHOLDERS'
                  ISSUED AMOUNT   ISSUED  AMOUNT CAPITAL EARNINGS   EQUITY

Net-Income          0    0          0      0          0    181,094     181,094
   8/31/96
Balances at
   8/31/96     572,246 $572 3,491,340 $3,492 $8,712,275 $5,320,634 $14,036,973
Private Placement
Cost                 0    0         0      0     (5,153)         0      (5,153)

Cash Dividends
Declared:
Preferred,
Series A
$0.2250/sh.          0    0         0      0          0    (75,610)    (75,610)

Cash Dividends
Declared:
Preferred,
Series B             0    0         0      0          0     (1,472)     (1,472)

Employee Compensation January 1997,
$.50 per share       0    0    20,000     20      9,980          0      10,000

Common Shares issued
for acquisition on
Sept. 1, 1996 at
$1.9375 per share    0    0   200,000    200    387,300          0     387,500

Conversion of
Preferred Shares
to Common       (5,161)  (5)  162,261    162      1,316          0       1,473

Deferred Expense
Stock Warrants       0    0         0      0    102,211          O     102,211

Common Shares
issued to an employee
for future services  0    0   200,000   200      99,800          0     100,000

Conversion of Note
Pay.to Common Shs.   0    0    (5,010)   (5)     (1,420)         0      (1,425)

Common Shs. Issued
on Conversion of
Opts.at $.3200/sh.   0    0    50,000    50      15,950          0      16,000

Net (Loss)Income -
8/31/97              0    0         0     0           0  (4,352,284)(4,352,284)

Balances at
8/31/97       567,085  $567 4,118,591 $4,119 $9,322,260    $891,268 $10,218,213

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           Year Ended
                                              August 31, 1997    August 31,1996
Cash Flows from Operating Activities:
   Net Income.............................          ($4,352,283)       $181,094
   Adjustments to Reconcile Net Income to Net
   Cash Used in Operating Activities Depreciation
   and Amortization                                     776,662         667,479
   Amortization of Deferred Expense - Trademark.        102,211          50,405
   Bad Debts Provisions.........................      3,639,433          38,052
   Deferred Income Tax Adjustment...............        (86,256)        103,756
   (Increase) Decrease  in  Accounts Receivable.       (321,828)       (316,771)
   (Increase) Decrease in Rent Receivable.......        122,497         (36,954)
   (Increase) Decrease in Other Receivable.....         (59,649)          2,597
   (Increase) Decrease In Inventory.............         82,520         (59,212)
   (Increase) Decrease in Prepaid Expenses......       (242,342)        (58,863)
   (Increase) Decrease in Prepaid Income Taxes..              0          (6,558)
   (Increase) Decrease in Deposits..............              0               0
   Increase (Decrease) in Accounts  Payable -
     Trade & Accrued Expenses...................        782,239         (80,362)
   Increase (Decrease) in Sales Taxes...........          1,639          10,555
   Increase (Decrease) in Customer Credit
     Balances Payable                                   (53,892)        (23,115)
   Increase  (Decrease) in Pension Plan Payable.         15,089           5,097
   Increase (Decrease) in Deferred Revenues.....        585,269            (444)
   Increase (Decrease) in Income Taxes Payable..         79,709        (157,133)
   Increase (Decrease) in Note Payable - Officer         13,204          80,000
   (Increase) Decrease in Notes Payable                 360,968               0
   (Increase) Decrease in Discount on Notes Payable                      12,363
   Increase (Decrease) in Security Deposits Payable      (5,562)         40,358

   TOTAL ADJUSTMENTS............................      5,791,912         271,250

   Net Cash Provided (Used) By Operations.......      1,439,628         452,344

Cash Flows From Investing Activities:
   Intangible Assets............................       (540,930)        (84,235)
   Acquisition of Property and Equipment........     (1,214,032)     (1,922,013)
   Acquisition of Land..........................              0               0
   Advances in Note Receivable..................       (606,854)        (80,000)
   Advances in Note Receivable - ATI............     (3,176,835)     (1,888,190)
   Repayment in Note Receivable - ATI...........        690,000       1,725,000
Net Cash Provided (Used) by Investing Activities     (4,848,651)     (2,249,438)

Cash Flows From Financing Activities:
   Preferred Dividends..........................        (77,082)        (76,366)
   Increase(Decrease) in Long Term Debt.........        920,662        (296,590)
   Proceeds From Capital Contribution...........        503,969       4,297,875
   Increase(Decrease) in Cash Overdraft.........              0         (66,351)
Net Cash provided by Financing Activities.......      1,347,549       3,858,568
Net Increase (Decrease) in Cash.................     (2,061,474)      2,061,474
   Cash and Cash Equivalent at Beginning of
   Period                                             2,061,474               0
   Cash and Cash Equivalent at End of Period....             $0      $2,061,474

Supplemental Disclosure of Cash Flow Information

Cash Paid During the Year for:
   Interest Expense.............................      $ 402,378       $ 361,931
   Income Taxes.................................              0         162,631
   Acquisition of Property & Equipment..........        529,032         557,013
   Acquisition of Land..........................              0               0

Supplemental Schedule of Noncash Investing And Financing Activities: During 1997, the Company acquired three leaseholds from ATI valued at $690,000, as partial payment on its note receivable. On September 1, 1996 the Company issued common stock to acquire the customer list of Dino Oil, inc., valued at $387,500.

             Selected Notes to Consolidated Financial Statements
                           Year Ended August 31, 1997


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying condensed financial statements are not audited for the interim period, but include all adjustments (consisting of only normal recurring accruals) which management considers necessary for the fair presentation of results at August 31, 1997.

      Moreover, these financial statements do not purport to contain complete disclosures in conformity with generally accepted accounting principles and should be read in conjunction with the Company's audited financial statements at, and for the fiscal year ended, August 31,1996 contained in the Company's Annual Report on Form 10-KSB dated January 15, 1997.

      The results reflected for the year ended August 31, 1997 are indicative of the results for the fiscal year ending August 31, 1997.


Note 2 - OPTIONS AND WARRANTS

      The following table sets forth the options and warrants of the Company as of August 31, 1997:

         Amount       Term        Issue Date     Exercise Price ($)
          297,125    5 yrs.        03/05/96        60% of market
           10,000    5 yrs.        11/04/96            .3125
           15,000    5 yrs.        11/05/96            1.000
        1,200,000    5 yrs.        11/14/96            .3125
          225,000    5 yrs.        01/10/97            .3125
           90,000    5 yrs.        02/18/97            .3125
          315,000    5 yrs.        02/27/97            .4100
          209,000    5 yrs.        08/12/97            .6300


Note 3 - COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

      The following table sets forth the computation of net income (loss) per common share for Halstead Energy Corp. as contained in the consolidated statement of operations for the year ended August 31, 1997:

                                         Three Months          Year Ended
                                         Ended August 31        August 31,
                                       1997         1996     1997       1996

     Net Income (loss) applicable to
     Common Stock                    (4,510,981)  (311,396) (4,352,283) 181,094

     Preferred Stock Dividends:
     Declared                           (18,902)   (18,902)    (77,082) (76,366)
     Undeclared (cumulative)            (87,942)   (87,942)   (471,959) (87,942)

     Net income (loss) applicable to
     Common Stock                    (4,617,825)  (418,240)  (4,901,324) 16,786

     Weighted average shares of Common
     Stock outstanding                4,008,219  3,442,503   3,984,473 3,416,473

     Weighted average shares of Common
     Stock outstanding and Common Stock
     equivalents                      4,008,219  3,442,503   3,984,473 3,416,473

     Earnings Per Share(1)               ($1.15)   ($0.12)     ($1.23)    $0.0

(1)Common Stock equivalents and other potentially dilutive securities are not considered in the calculations of earnings per share because the effect on earnings per share would be antidilutive.


Note 4 - NOTE RECEIVABLE - RELATED PARTY

      On June 10, 1997, A. Tarricone, Inc. (ATI) filed a voluntary petition for reorganization pursuant to Chapter 11 of the Bankruptcy Code (the "Code"). ATI has continued in possession of its property and in the management of its affairs as a debtor-in-possession under the applicable provisions of the Code. In connection with the bankruptcy proceeding, the Company has asserted (and ATI has acknowledged) pre-petition claims arising under the note receivable from ATI in the amount of $3,263,563 and pre-petition liens on certain leasehold interests. The proceeding is before the United States Bankruptcy Court, Southern District of New York, and is referenced as "A. TARRICONE, INC., 97B21488." It is difficult to determine at this time the likelihood of recovery by the Company of such indebtedness. The Company has determined that its asserted pre- petition liens may not have been properly "perfected," in which case the Company would be deemed an unsecured creditor (rather than a secured creditor) in the proceeding. The Company intends to pursue all appropriate avenues (if any) to protect its interests in this regard. However, there can be no assurance that the indebtedness and the liens asserted by the Company in this proceeding will be recognized or given full effect, that the same will not be challenged, modified or reduced, or that all or any portion of such indebtedness will be repaid to the Company. In any event, management has reserved the entire amount of the note receivable due from ATI at June 10, 1997, i.e., $3,263,563, as a bad debt expense. If it were ultimately determined by the court that the Company's status in the proceeding is that of an unsecured creditor, the Company's legal basis for recovery would be materially, adversely affected. Additionally, all executory contracts between ATI and the Company are susceptible to rejection, at the election of ATI, under the applicable provisions of the Code. Furthermore, any transfers from ATI to the Company on account of antecedent debt (of ATI to the Company)during the one-year period prior to the date of filing of ATI's voluntary petition may be subject to avoidance under the applicable provisions of the Code. The occurrence of any such circumstances may have a material adverse effect on the Company.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Halstead Energy Corp.
Mount Kisco, New York

      We have audited the accompanying consolidated balance sheets of Halstead Energy Corp. and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The August 31, 1996 and 1995 financial statements have been restated for errors detected to August 31, 1995 and prior reports during the course of this audit (see Note 17).

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Halstead Energy Corp. and Subsidiaries as of August 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                    GOLDMAN & MURPHY, LLP


Valley Stream, New York
January 16, 1997, except for Note 17, dated May 2, 1997

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                    August 31,
                                                1996           1995
                                            As Restated    As Restated

                              A S S E T S

CURRENT ASSETS
  Cash and Cash Equivalents..............  $  2,061,474    $        -0-
  Accounts Receivable - Trade, Net of
  Allowances for
  Uncollectible Receivables of $227,869       1,628,070      1,349,351
  and $189,817,
  respectively (Note 2)..................
  Rent Receivable........................       122,497         85,543
  Other Receivable.......................         4,798          7,395
  Inventory (Note 3).....................       251,450        192,238
  Prepaid Expenses (Note 4)..............       195,361        136,498
  Prepaid Income Taxes...................         6,558             -0-

   TOTAL CURRENT ASSETS..................     4,270,208      1,771,025

   NET DEFERRED TAX ASSET (Note 17)......       612,406        716,162

PROPERTY, PLANT AND EQUIPMENT - NET (Note
5)

  Land ..................................       894,000        894,000
  Property, Plant and Equipment .........    10,952,437      9,624,042

   TOTAL PROPERTY, PLANT AND EQUIPMENT  -
   NET...................................    11,846,437     10,518,042

OTHER ASSETS

  Note Receivable........................        80,000             -0-
  Note Receivable - Related Party (Note 7)    1,355,516      1,192,386
  Intangible Assets - Net (Note 6).......     1,098,629      1,088,255
  Deposits...............................         2,045          2,045

   TOTAL OTHER ASSETS....................     2,536,250      2,282,686

   TOTAL ASSETS (Note 17)................  $ 19,265,301   $ 15,287,915






                See Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                           August 31,
                                                       1996          1995
                                                   As Restated    As Restated

                       LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT LIABILITIES

  Accounts Payable - Trade......................    545,595 $ 706,832
  Cash Overdraft................................        -0-    66,351
  Current Portion of Long-Term Debt (Note 8)....    284,802   293,055
  Customer Credit Balances Payable..............    105,791   128,906
  Accrued Expenses..............................    171,740    90,865
  Sales Tax Payable.............................     17,371     6,816
  Deferred Revenue - Service Contracts (Note 10)     13,760    14,204
  Security Deposits Payable.....................    259,558   219,200
  Income Taxes Payable (Note 11)................     10,454   167,587
  Note Payable - Officer........................     80,000      - 0-
  Pension Payable...............................      5,097       -0-

   TOTAL CURRENT LIABILITIES....................  1,494,168 1,693,816

LONG-TERM LIABILITIES

  Private Placement Notes (Note 8)..............    321,426   462,637
  Long-Term Debt (Note 8).......................  2,348,565 2,483,328

   TOTAL LONG-TERM LIABILITIES..................  2,669,991 2,945,965

   TOTAL LIABILITIES (Note 17)..................  4,164,159 4,639,781

  Preferred  Stock,  $.001 Par Value,  168,020 Shares  Authorized-Series  A 7.5%
   Cumulative Convertible Redeemable, 168,020 Shares Issued and Outstanding ($1,008,120 aggregate liquidation preference) 168 168
  Paid In Capital:  Preferred...................  1,064,001 1,064,001
   .............................................  1,064,169 1,064,169

STOCKHOLDERS' EQUITY

  Preferred Stock, $.001 Par Value, 5,000,000 Shares Authorized Preferred Stock, $.001 Par Value, 580,646 Shares Authorized-Series B
   8.0% Cumulative Convertible 572,246 Shares Issued and Outstanding
   ($4,434,900 aggregate liquidation preference)        572         -0-
  Common Stock, $.001 Par Value, 50,000,000 Shares Authorized,
   3,491,340 and 3,338,117 Shares Issued and Outstanding as of
   August 31, 1996 and August 31, 1995,.........      3,492      3,338
  Paid in Capital:  Preferred...................  3,815,328         -0-
  Common (As restated in 1995) (Note 17)........  4,896,947   4,364,721
  Retained Earnings (Note 17)...................  5,320,634   5,215,906

   TOTAL STOCKHOLDERS' EQUITY (Note 17)......... 14,036,973   9,583,965

   TOTAL LIABILITIES & STOCKHOLDERS'
    EQUITY (Note 17)                            $19,265,301 $15,287,915

                See Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Year Ended
                                                          August 31,
                                                     1996          1995
                                                  As Restated   As Restated

Sales...........................................$ 15,312,260  $ 15,174,559

Cost of Sales...................................10,734,200      11,059,346

GROSS PROFIT.................................... 4,578,060       4,115,213

Selling, General & Administrative Expenses...... 3,278,968       2,916,401
Management Fee, Related Party (Note 12).........   360,000         360,000
Bad Debt Expense (Note 9).......................    39,869          74,158
Net Rental Expense (Income).....................  (418,478)       (189,948)
Royalty Fee (Note 12 E).........................    96,102          99,538
Depreciation & Amortization.....................   679,842         451,551

   INCOME FROM OPERATIONS.......................   541,757         403,513

OTHER INCOME AND (EXPENSES)
   Interest Income..............................   101,987         247,452
   Interest Expense.............................  (398,889)       (248,017)
   Other Income.................................    38,935         115,433

   NET INCOME BEFORE TAXES......................   283,790         518,381

PROVISION FOR INCOME TAXES:
   (Notes 11 & 17)
   Current (Note 17)............................    14,160         268,246
   Deferred.....................................    88,536          (6,513)

   NET INCOME (Note 17)......................... $ 181,094       $ 256,648

Net Income Per Share (Note 20)
   Earnings Per Share...........................     $ 0.00          $ .08
   Primary EPS..................................       0.00          $ .08
   Fully Diluted EPS............................     $ 0.00          $ .08
Weighted Average Number of Common and Common
   Equivalent Shares Outstanding................  3,416,473        3,061,418




                See Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  PREFERRED STOCK COMMON STOCK                      TOTAL
                  $.001 PAR VALUE $.001 PAR VALUEPAID IN RETAINED STOCKHOLDERS'
                  ISSUED AMOUNT   ISSUED  AMOUNT CAPITAL EARNINGS   EQUITY

Balances at
 August 31, 1994
 (As previously
 reported)        0    $0     2,779,050  $2,779 $2,484,741 $5,018,724 $7,506,244

Adjustment for the
omission of paid
in capital
( Note 17)        0     0             0       0    984,477          0    984,477

Adjustment for the
understatement of
deferred income tax
liability (Note 17) 0      0        0         0          0    (46,865)  (46,865)

Balances at August 31, 1994
(As restated in 1995)
(Note 17)           0      0    2,779,050   2,779 3,469,218  4,971,859 8,443,856

October 1994,
Pursuant to Private
Placements,
$1.75 per share     0      0  115,000       115    201,135    0    201,250

December 1994 through
February 1995,
Pursuant to Private
Placement,
$1.75 per share     0      0     90,000      90    157,410      0  157,500

March 1995 through
May 1995, Pursuant
to Private Placement,
$1.75 per share     0      0  352,142      352  615,897         0    616,249

Employee Compensation
3/95, $2.50 per share 0    0    1,925         2      4,811      0     4,813

Private Placement
Costs                0     0        0          0    (83,750)     0   (83,750)

Net Income - August 31, 1995
(As restated in 1995)
Note 17)             0        0        0       0          0 256,648   256,648

Cash Dividends Declared:
Preferred, Series A,
$0.45 per share      0        0        0       0         0   (12,601) (12,601)

Balances at August 31, 1995
(As restated in 1995)
(Note 17)            0        0  3,338,117 3,338 4,364,721  5,215,906 9,583,965

Cash Dividends Declared: Preferred,
Series A $0.45
per share           0        0        0        0         0    (75,610) (75,610)

Cash Dividends Declared:
Preferred, Series B  0        0        0         0          0   (756)    (756)

Debentures Converted at an
 average price of
$3.48 per share      0        0  104,647      105  363,740         0    363,845

Employee Compensation March 1996,
$5.38 per share...   0        0    2,250        2   12,092         0     12,094

Preferred Stock Issued
at $7.75 per share 580,646   580        0         0  4,499,420    0    4,500,000

Private Placement
Costs-Commissions     0        0        0         0   (625,246)   0    (625,246)

Conversion of Preferred
Shares to Common (8,400)    (8)  18,816        19        745      0         756

Conversion of Note
Payable to Common
Shares                0        0   27,510        28     46,398    0      46,426

Issuance of Stock Warrants
 for 297,125 Shares
 March 1996          0        0        0        0  511,055         0    511,055

Deferred Expense-
Stock Warrants       0        0        0         0  (460,650)     0    (460,650)

Net Income -
August 31,1996       0        0        0         0          0  181,094  181,094

Balances at August 31, 1996
(as restated
in 1996)       740,266 $572 $3,491,340 $3,492 $8,712,275 $5,320,634 $14,036,973

                    See Notes to Consolidated Financial Statements

                     HALSTEAD ENERGY CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Year Ended August 31,
                                                    1996            1995
                                                 As Restated     As Restated
Cash Flows from Operating Activities:
   Net Income (Note 17).........................       $ 181,094      $ 256,648
   Adjustments to Reconcile Net Income to Net Cash used in Operating
   Activities, Depreciation and Amortization....         667,479        451,551
   Amortization of Deferred Expense-Trademark...          50,405            -0-
   Bad Debt Provision...........................          38,052         52,647
   Deferred Income Tax Adjustments (Note 17)....         103,756          3,550
   (Increase) Decrease In Accounts Receivable...        (316,771)       (61,811)
   (Increase) Decrease In Rent Receivable.......         (36,954)       (85,543)
   (Increase) Decrease In Other Receivable......           2,597         (7,395)
   (Increase) Decrease In Inventory.............         (59,212)         61,117
   (Increase) Decrease In Prepaid Expenses......         (58,863)       (24,242)
   (Increase) Decrease In Prepaid Income Taxes..          (6,558)            -0-
   (Increase) Decrease In Deposits..............              -0-            325
   Increase (Decrease) In Accounts Payable -
     Trade and Accrued Expenses                          (80,362)        280,518
   Increase (Decrease) Sales Taxes..............          10,555           2,134
   Increase (Decrease) In Customer Credit
     Balances Payable                                    (23,115)         17,837
   Increase (Decrease) In Pension Plan Payable .           5,097             -0-
   Increase (Decrease) In Deferred Revenue......            (444)           (57)
   Increase (Decrease) In Income Taxes Payable..        (157,133)        111,455
   (Increase) Decrease In Note Payable  - Officer         80,000             -0-
   (Increase) Decrease In Discount on Notes Payable       12,363         125,337
   (Increase) Decrease In Security Deposits Payable       40,358           9,167

   TOTAL ADJUSTMENTS............................         271,250         936,590

   Net Cash Provided By Operations..............         452,344       1,193,238

Cash Flows From Investing Activities:
   Intangible Assets............................         (84,235)    (1,060,179)
   Acquisition of Property and Equipment........      (1,922,013)    (7,548,434)
   Advances in Note Receivable..................         (80,000)            -0-
   Advances in Note Receivable - ATI............      (1,888,190)    (3,229,808)
   Repayments in Note Receivable - ATI..........       1,725,000      7,105,000
   Net Cash Provided (Used) By Investing
     Activities                                       (2,249,438)    (4,733,421)

Cash Flows From Financing Activities:
   Proceeds from Capital Contribution...........       4,297,875       1,960,231
   Preferred Dividends..........................         (76,366)       (12,601)
   Increase (Decrease) in Long-Term Debt........        (296,590)      1,498,754
   Increase (Decrease) in Cash Overdraft........         (66,351)         66,351
Net Cash Provided (Used) by Financing Activi           3,858,568       3,512,735
Net Increase (Decrease) In Cash.................       2,061,474        (27,448)

   Cash and Cash Equivalents at Beginning of Period          -0-          27,448

Cash and Cash Equivalents at End of Period......       2,061,474          $ -0-

Supplemental Disclosures - Cash Paid During the Year for:
   Interest Expense.............................         361,931       $ 227,862
   Income Taxes.................................         162,631       $ 175,948
   Acquisition of Property & Equipment..........         557,013       $ 679,435

Supplemental Schedule of Non-cash Investing and Financing  Activities:  On March
   1, 1996, the company granted ATI warrants for use of its trademark. Amortization for 1996 was $50,405 (see Note 12(E)). During 1996, the company acquired two leaseholds with a total value of $1,365,000 from ATI as payment on its note receivable (see Note 14(D)). On June 8, 1995 the company issued preferred stock to acquire White Plains Fuel, Inc., valued at $1,064,169 (see
   Note 14(B)).

                See Notes to Consolidated Financial Statements

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(A)   Organization

            Halstead Energy Corp. (the "Company") (formerly Castleview Capital Corp., a Nevada Corporation) was incorporated in the state of Utah on January 15, 1986. Effective October 8, 1990, the Company changed its domicile to the state of Nevada. On August 5, 1993, the Company acquired Halstead Quinn Propane, Inc. ("HQP"). This transaction has been accounted for as a purchase, in which HQP was the acquiring corporation, and the Company was the acquired corporation (reverse acquisition). The financial statements account for the transaction as a recapitalization of HQP, with the issuance of 2,170,000 shares of Common Stock for the net assets of the company.

            The Company is engaged in the retail sale of propane, propane equipment, fuel oil, gasoline, and diesel fuel. Fuel oil, gasoline, and diesel fuel are also distributed wholesale. Finally, the Company services propane and fuel oil heating equipment.


(B)   Principles of Consolidation

            The consolidated financial statements include the accounts of Halstead Energy Corp. and its wholly-owned subsidiaries White Plains Fuel, Inc., Halstead Quinn Propane, Inc., and Rockland Fuel Oil Inc., a wholly owned subsidiary of HQP. All inter-company accounts have been eliminated.


(C)   Use of Estimates

            The preparation of financial statements in accordance with generally accepted accounting principles requires management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


(D)   Cash and Cash Equivalents

            The Company considers all highly liquid debt instruments purchased with a maturity of 90 days or less to be cash equivalents for financial statement purposes.


(E)   Inventories

            All inventories are stated at the lower of cost or market. A monthly moving average method is used for determining inventory costs.


(F)   Depreciation and Amortization

            Depreciation of property and equipment is computed by use of the straight-line method for financial statement purposes over their estimated useful lives. The rates are as follows:

                     Leaseholds                 37.5  years
                     Buildings and improvements 10-30 years
                     Equipment                  3-20 years
                     Furniture and fixtures     3-10 years
                     Vehicles                   3-10 years


(G)   Intangible Assets

            The cost of intangible assets is amortized on a straight-line basis over the period the Company expects to receive benefits. The periods used are as follows:

            Customer List                         15 years
            Goodwill                              40 years


(H)   Customer Credit Balances

            Customer credit balances represent payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual fuel charges on a fixed monthly basis) in excess of actual deliveries billed.


(I)   Revenue Recognition

            Revenue is recognized at the time the products are shipped to and accepted by the customer either directly from the Company or a vendor on drop shipments or from pick-up company facilities. Retail revenue is recognized when delivered to the customer (see Note 10).


(J)   Concentration of Credit Risk

      1.    Geographic Area

            Substantially all of the Company's customers are located within the Westchester, Rockland, Putnam, Orange, Dutchess and Bronx Counties.

      2.    Major Customers and Vendors

            A. The Company has certain significant customers resulting from the storage of fuel at its terminals. These customers represent 1.5%, 3.5% and 2.7% respectively of total revenues, or an aggregate of 7.9% for fiscal 1995, and 2.5%, 3.5%, and 2.8%, or 8.8% aggregate for fiscal 1996.

            B. The Company has certain significant vendors, which represent purchases of propane, gasoline and oil for its operations. Those vendors represent purchases for propane of 6% and gasoline and oil of 88% of total purchases for fiscal 1995, and 8% and 93% for fiscal 1996.

      3.    Consideration of Credit Risk

            The companies maintain their cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits. At August 31, 1996, the Company exceeded the insured limit by approximately $1,921,982.


(K)   Environmental Costs

            The Company expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for costs associated with the premediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.


(L)   Earnings Per Share

            Earnings per share are computed based on the weighted average number
      of  shares  outstanding   during  the  periods  presented.   Common  stock
      equivalents are included in the calculation when they are dilutive.


(M)   New Authoritative Pronouncements

            The Accounting Standard Executive Committee has issued Statement of Position 93-7 "Reporting on Advertising Costs" ("SOP 93-7"). The Company has adopted the provisions of SOP 93-7, and there is no effect on the income before extraordinary items, net income, and related per share amounts. The Company is expending advertising costs as incurred. These expenditures are not for direct response advertising.

      The Company's advertising expenses are as follows:

                                                 August 31,
                                              1996          1995

            Advertising                    $ 64,435      $ 12,435


Note 2 - ACCOUNTS RECEIVABLE - TRADE

      The Company has accounts receivable in the normal course of business, net of allowances for uncollectible receivables, of the following:

                                                 August 31,
                                              1996          1995

            Trade                       $ 1,855,939   $ 1,539,168
            Less:  Allowances              (227,869)     (189,817)
               NET                      $ 1,628,070   $ 1,349,351


Note 3 - INVENTORY

      Inventory consisted of the following:

                                                 August 31,
                                              1996          1995

            Propane                        $ 10,985       $ 5,393
            Gasoline                        110,769        88,372
            Service Parts & Supplies         39,500        39,500
            # 2 Fuel Oil                     38,978        47,867
            Diesel                           51,218        11,106
               TOTAL                      $ 251,450     $ 192,238


Note 4 - PREPAID EXPENSES

      Prepaid Expenses consisted of the following:

                                                 August 31,
                                              1996        1995

            Prepaid Real Estate Taxes     $ 105,364     $ 106,019
            Prepaid Insurance                65,014           -0-
            Prepaid Financing Costs          24,983        28,924
            Miscellaneous                       -0-         1,555
               TOTAL                      $ 195,361     $ 136,498


Note 5 - PROPERTY, PLANT & EQUIPMENT

      Property, Plant & Equipment are stated at cost. The components of Property, Plant & Equipment are summarized as follows at:

                                                 August 31,
                                              1996         1995

            Land                          $ 894,000     $ 894,000
            Gas Station Leaseholds        8,110,000     6,745,000
            Building and Improvements     2,312,731     2,227,660
            Equipment                     1,848,638     1,620,612
            Furniture & Fixtures             81,790        29,099
            Vehicles                      1,119,285       928,061
               TOTAL                     14,366,444    12,444,432

            Less:
            Accumulated Depreciation     (2,520,007)   (1,926,390)
               NET                     $ 11,846,437  $ 10,518,042


Note 6 - INTANGIBLE ASSETS

      Goodwill represents the excess of the cost of assets acquired over the fair value of their net assets at dates of acquisition. Customer list represents the fair value of the customer list purchased from White Plains Fuel, Inc. less a deficiency of cost under the fair value of its net assets at the acquisition date. Amortization expense charged to operations for 1996 and 1995 was $73,861 and $19,546, respectively.

      The following is a summary of Intangible Assets.

                                                 August 31,
                                              1996        1995

            Customer List               $ 1,144,414   $ 1,060,179
            Goodwill                         72,797        72,797
               TOTAL                      1,217,211     1,132,976

            Less:
            Accumulated Amortization       (118,582)      (44,721)
               NET                      $ 1,098,629   $ 1,088,255


Note 7 - NOTE RECEIVABLE - RELATED PARTY

(A) The Company had advanced funds to A. Tarricone, Inc. ("ATI"), it's former parent company. These advances, which originated approximately during fiscal 1990, are evidenced by a demand promissory note with interest at 6%, due on August 3, 1998. The outstanding note receivable balance was satisfied by ATI on February 28, 1995 (see Note 14).

(B) The Company has had transactions with ATI since February 28, 1995, the balance of which is represented above (see Note 14). This debt is evidenced by a promissory note with interest at 6% due on August 31, 2000. The Company has not established an allowance for uncollectible amounts, due to the fact that ATI has collateralized its note with certain real estate having significant fair market value. See "Risk Factors--ATI Bankruptcy."

                                                 August 31,
                                              1996        1995

            Note Receivable - Related Party$ 1,355,576$ 1,192,386


Note 8 - DEBT


(A)   Private Placements

            The Company is indebted to certain investors for amounts in connection with the Company's private placement (see Note 13(A)).

            The private placement consisted of 20 units in the amount of $25,000 per unit, each unit consisting of (i) a note payable in the amount of $25,000 with interest payable at a rate of 8%, and (ii) 8,250 shares of restricted Common Stock of the Company. The value of such shares has been accounted as $1.50 per share. Accordingly, the effective interest rate on such notes is calculated at approximately 58%, taking into consideration the discount on the notes. The following summarizes such notes payable:

                                                 August 31,
                                               1996        1995

            Face Amount of Note Payable   $ 321,426     $475,000

            Less:
               Discount of Note Payable Net of
               Amortization                     -0-       (12,363)
               Net                        $ 321,426     $ 462,637


(B)   Notes Payable

                                                            August 31,
                                                          1996      1995

   1. Bank commercial mortgage (i) due 12/20/99
          with interest at 10.5%, or 1% above prime.   $ 134,000   $ 173,600

   2. Bank commercial mortgage (i) due 10/01/00 with
       interest at 1% above prime. .................     469,200         -0-

   3. Bank demand note (ii) due 9/29/95 with interest at 1% above prime. This note was paid off on September 29, 1995. -0- 500,000

   4. Bank commercial mortgage (iii) due 5/17/99 with interest
      at 8.5%...................................         425,000     458,334

   5. $500,000 revolving line of credit (iii) with a bank due 5/17/97 with interest at 11.5% currently,
       or 2.5% above prime.                              500,000     500,000

   6. Bank commercial mortgage (iv) due 1/16/01 with interest
      at 9.25%..................................         470,914     488,127

   7. Commercial mortgage (iv) due 1/15/01 with interest
       at 12.5%.                                         136,364     139,550

   8. The company was indebted to bank for a $35,000 line of credit due 12/31/95 with interest at 2% above prime. -0- 35,000

   9. The company was indebted to an individual for $50,000.
      This is a demand note with interest at 0%......        -0-      50,000

   10.Notes payable for certain  equipment  financed  through  several  purchase money  agreements.  These  notes are  payable in monthly  installments  of principal and interest, and collateralized by such equipment..........
      497,889 431,772

      Total.....................................      2,633,367    2,776,383

      Current Portion...........................       (284,802)    (293,055)

      TOTAL.....................................    $ 2,348,565  $ 2,483,328


      (i) is secured by second mortgage on the Alexander Street Terminal. (ii) is secured by a general security agreement on personal property. (iii) is secured by a first mortgage on both the company's headquarters, and terminal facility at Alexander Street, and further by an assignment of station leases. The commitment calls for certain covenants relating to minimum cash balances, rent deposits, and insurance. Certain officers of the company have personally guaranteed the loan as well. (iv) is secured the retail gas station acquired from A. Tarricone, Inc. on February 28, 1995 (see Note 7).


Note 9 - BAD DEBT EXPENSE

      The Company has established a reserve for uncollectible receivables relating to trade activities from the normal course of business. During fiscal 1996 and 1995, the Company had bad debts in the amounts of $39,869 and $74,158, respectively.


Note 10 - DEFERRED REVENUE

      Deferred revenue represents the unamortized balance of annual unearned service contract revenue for burner service. These amounts are being amortized into income monthly during the heating season when the majority of the service calls are made. Deferred revenue was summarized as follows at:

                                                 August 31,
                                              1996         1995

            Deferred Revenue               $ 13,760      $ 14,204


Note 11 - INCOME TAXES

      The Company utilizes the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement No. 109"). Statement No. 109 requires companies to change from the deferral method to the liability method of accounting for income taxes. Statement No. 109 requires the utilization, if any, of the net operating loss carry-forwards of the Company to be recorded as part of the regular income tax provision and not as an extraordinary item. The Company has adopted Statement No. 109 for periods after the fiscal year ended August 31, 1993.

      The Company's ability to file a consolidated return and to use its net operating loss carryovers from ATI and Castleview Capital Corp. to offset income allocable to periods after a public offering is extremely limited. Under the Tax Reform Act of 1986, the Company's taxable income in any tax year ending after a more than 50 percentage point change in ownership that can be offset by a net operating loss carryover before such ownership change cannot exceed a prescribed rate of the value of the Company's stock on the date of ownership change. For this purpose, except as may otherwise be provided in regulations, the holder of a convertible stock or warrants to acquire stock is treated as owning the underlying stock if such presumption would result in an ownership shift.

      In such case, subsequent exercise of a convertible stock or warrants is disregarded. Since the rule is applied on a warrant-by warrant basis, certain convertible securities and warrants may be deemed exercised while others are not. Similar rules apply to the contingent rights to acquire stock and other similar interests.

      Deferred income taxes are provided for to reflect the difference in the timing of deductions from earnings for financial statements and income tax reporting and are primarily due to the use of accelerated depreciation methods for income tax return purposes.

      Income tax provision is summarized as follows for the years ended August 31, 1996 and 1995 (as restated, see Note 17).
                                                 August 31,
                                              1996         1995

            Current                          14,160     $ 277,466
            Deferred                         88,536        (6,513)
               TOTAL                      $ 102,696     $ 270,953

                                                 August 31,
                                              1996          1995
            Statutory Rates                     34%           34%
            Income Taxes at Statutory Rates$ 186,899    $ 298,287
            Realization of Deferred Tax Benefit(70,261)   (75,759)
                                            116,638       222,528

            Income Tax Effects Related to the Following Items:
            Benefit from Accelerated Depreciation(42,928)  (5,123)
            Non-deductible Items             28,986        53,548
               TOTAL                      $ 102,696     $ 270,953

            Effective Rate of Income Tax      36.2%         50.0%

            Components of Net Deferred Tax Asset:
               Deferred Tax Asset         $ 698,661     $ 768,922
               Deferred Tax Liability        86,255        70,261
               Net Deferred Tax Asset     $ 612,406     $ 698,661


Note 12 - RELATED PARTY TRANSACTIONS


(A) See Note 7.


(B) See Note 14.


(C) Management Agreement - A. Tarricone Inc.

      The Company reimburses ATI, it's former parent and brother-sister corporation with the same majority stockholders, for certain monthly expenses relating to clerical, administrative, accounting, payroll, and insurance expenses. This agreement is for fiscal years subsequent to the December 1992 spin off, commencing in December 1992, and expiring on August 31, 1998. The agreement calls for the reimbursement of the approximate actual costs incurred by ATI for such expenses in the amount of $30,000 per month. Such management fee is accrued monthly, and recorded as a reduction of the loan due from ATI (see Note 7). For the years ended August 31, 1996 and 1995, the Company accrued $360,000 and $360,000, respectively, in connection with such expenses.


(D)   Terminal Operations

      The Company's Alexander Street Terminal and Rockland Fuel Oil, Inc., which provides storage for retail and wholesale distribution of fuel oil, diesel and gasoline, is operated by the Company's former parent, ATI, until such time that the Company obtains its terminal operator's license from the State of New York (see Note 13(C)). The cost of these services is incorporated in the cost of product at $.0025 per gallon. For the fiscal years ended August 31, 1996 and 1995, the amounts paid to such related party were $38,671 and $51,112, respectively.


(E)   Royalty Agreement

      The Company entered into an agreement on September 1, 1993, whereby it pays a royalty fee of $0.01 per gallon of gasoline and diesel, sold at the nineteen (19) retail gas stations it was previously leasing from ATI. The Company purchased thirteen (13) of the station leaseholds from ATI (see
      Note 14), but the royalty agreement is still in force on all nineteen (19) stations until August 31, 1998. As of March 1, 1996, the Company granted warrants to ATI for use of its trademark for 5 years, subject to limitations based on sales volume. These warrants were valued at $511,055, which approximates the future value for use of the trademark based on past compensation. Amortization for 1996 was $50,405. The royalty fees incurred for the fiscal years ended August 31, 1996 and 1995, inclusive of amortization, were $96,102 and $99,538, respectively. This agreement was terminated subsequent to fiscal 1996.


(F)   Leases

      The Company had entered into a lease agreement with ATI, whereby the Company was to lease and operate one (1) retail gas station for a period of five (5) years. The agreement became effective September 1, 1993. Subsequently, on February 28, 1995 and July 31, 1995 (see Note 14), the Company acquired the underlying lease in partial satisfaction of the Company's outstanding Note Receivable due from ATI (see Note 7).


Note 13 - COMMITMENTS AND CONTINGENCIES


(A)   Private Placements

            In June, 1993, the Company entered into a letter of intent with an investment banker to provide financing in the amount of $500,000, in the form of a private placement not requiring registration, pursuant to
      Section 2(3) of the Securities Act of 1933, as amended, and SEC release #33-929, dated July 29, 1936. The private placement consists of 20 units in the amount of $25,000 per unit, each unit consisting of (i) a note payable in the amount of $25,000 with interest payable at 8% and (ii) 8,250 shares of restricted Common Stock issued from the Company. Each note was to be repaid in full with accrued interest within ten days of the Company effectuating a warrant conversion resulting in gross proceeds of at least $1,000,000.

            The Company has accounted for the shares issued in connection with the private placement notes in accordance with APB 14, discounting the notes based on the fair value at $1.50 per share. The amortized interest expense for Discount on Notes Payable for the periods ended August 31, 1996 and 1995 was $12,363 and $125,337, respectively.

            Following is a summary of Private Placement activity from June 1993 through August 31, 1996:

            Year Ended          Activity              Amount

            August 31, 1993     9 Units Sold       $ 225,000
            August 31, 1994     12 Units Sold        300,000
            August 31, 1995     2 Units Repaid       (50,000)
            Aggregate value of August 31, 1995:      475,000

            August 31, 1996     5 Units Repaid      (125,000)
            August 31, 1996     3 Units Converted(i) (75,000)
            August 31, 1996     3 Units Amended(i)    46,462
            Aggregate value of August 31, 1996:    $ 321,462
      ------------------------

      (i) On August 23, 1996, the Company converted three (3) Private Placement units valued at $92,852 ($75,000 principle plus
            $17,851.61 accrued interest) which was split evenly with $46,426 converted to Common Stock and $46,426 representing principle balance of amended units, for a new aggregate amount of $321,462 as per above (see Note 8).
      ------------------------

            On April 11, 1994, the Company registered 3,200,000 shares of its Common Stock for sale by the Company upon the exercise of its then outstanding 1,600,000 Class A and 1,600,000 Class B Redeemable Common Stock Purchase Warrants (collectively, the "Warrants"). The Warrants were distributed by the Company to all stockholders of record in connection with the Company's acquisition of HQP. As of August 11, 1994, the Company redeemed all outstanding Warrants at a price of .001 per Warrant redeemed.

            In light of the Company's redemption of its outstanding Warrants, it is unclear when its obligation to make principal payments on the Private Placement notes will come due. However, the Company acknowledges an obligation to make principal payments on the Private Placement notes and continues to maintain such obligation on its balance sheet.


(B)   Employment Agreements

            The  Company  has  entered  into  employment   agreements  with  its
      President, Vice President/Secretary, and Vice President/ Treasurer for five year terms. The agreements provide for the following base compensation:

            Years              President     VP/Secretary  VP/Treasurer

            8/5/93-8/4/95    $ 100,000       $ 75,000     $ 75,000

            8/5/95-8/4/97    $ 125,000      $ 100,000    $ 100,000

            8/5/97-8/4/98    $ 150,000      $ 125,000    $ 125,000

            Compensation paid to the officers from 9/1/93 to 8/31/96 was less than the amounts stated above. However, the officers signed revised agreements at the beginning of each fiscal year through 8/31/96, waiving their right to additional compensation.


(C)   Licenses Pending

            HQP's principal terminal facility is currently operated by ATI pending approvals of HQP's application with State of New York for a terminal operator's and diesel motor fuel license, and the applications of Rockland Fuel Oil, Inc. ("Rockland") and White Plains Fuel, Inc. ("WPF") for their respective diesel motor fuel licenses.

            On October 6, 1995, New York State requested that HQP, Rockland and WPF post certain bonds as a prerequisite to obtaining the foregoing licenses. On October 25, 1995, these bonds were obtained by the Company in compliance with the State's request. At that time, management believed the Company had substantially completed all steps necessary to receiving such licenses. However, these licenses have not as yet been granted. Management is awaiting approval of these licenses, although there can be no assurances in this regard.


(D)   Litigation

            The Company is not party to any litigation which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.


Note 14 - ACQUISITIONS

(A) On February 28, 1995 the Company acquired eight gas station leaseholds and one fee property from its related party ATI (see Note 12). These stations are located throughout the operating area of Company.

      The purchase price for the stations was as follows:

            1. Eight leaseholds (average additional
               years added to existing leases, 12 years)$ 5,010,000

            2. One Fee Property                      750,000
               Less:  Mortgages Assumed             (637,176)
                                                 $ 5,122,824

      This acquisition was in partial satisfaction of the existing note receivable due from ATI.

(B) On June 8, 1995 the Company purchased the stock of White Plains Fuel, Inc. ("WPF"), a diesel and fuel oil distributor located in Hawthorne, NY. The aggregate purchase price for the stock of WPF was $ 1,064,169 payable as follows:

            168,020 shares of Series A 7.5% cumulative,  convertible, redeemable preferred stock, $0.001 par value $1,064,169

      Since the transaction was accounted for as a purchase, the purchase price was allocated to the acquired assets based on their estimated fair market values at acquisition, with $124,000 allocated to property and equipment, $167,342 to accounts receivable, $17,204 to inventory, $1,060,179 to customer list, $1,555 to prepaid expenses, $1,702 to deferred income, and $307,813 to liabilities.

(C) Effective July 31, 1995, the Company acquired two leaseholds and two leasehold extensions from ATI, a related party (see Note 12). These leaseholds were appraised by an independent appraiser for $985,000, on aggregate. In consideration of the transfer of the two gasoline station leaseholds and the additional twenty year extension of two other leaseholds, the company forgave $985,000 of the note receivable due from ATI.

(D) The Company acquired two leaseholds from ATI, a related party, on March 22, 1996 and November 1, 1995. In consideration of the transfer of the two gasoline station leaseholds, valued at $1,365,000 by an independent appraiser, the Company forgave $1,365,000 of the note receivable due from ATI.


Note 15 - PREFERRED STOCK

(A) The Company has issued Series A 7.5% Cumulative Convertible Redeemable Preferred Stock, $0.001 par value ("Series A Preferred Stock"). The holders of outstanding shares Series A Preferred Stock should be entitled to the following:

            The Preferred Stock at par value $0.001 per share, bears a cumulative cash dividend rate of $0.45 per annum, payable quarterly, commencing June 8, 1995, when, as and if declared by the board of directors of the Company. The Preferred Stock becomes convertible after June 8, 1998 into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock, subject to adjustment in certain events.

            The Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $6.00 per share, plus accrued and unpaid dividends.

            Holders of Preferred Stock may request to have their shares redeemed by the Company at $6.00 per share at any time commencing on June 8, 2000 and ending June 7, 2004. As the Preferred Stock is mandatorily redeemable, it is properly listed above the equity section of the balance sheet.

            The Company shall not be required to redeem from any holder during any twelve (12) month period a number of shares of Preferred Stock greater than twenty percent (20%) of the shares of Preferred Stock then held by the applicable holder and the Company shall not be required to redeem shares of Preferred Stock from any holder more than once during any twelve (12) month period.

            Each share of Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock (including fractional shares) that such share would be converted into, if it were so converted, as of the close of business on the day immediately prior to the date of such vote, and with respect to such votes, a holder of shares of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, and shall be entitled to a notice of any stockholders' meeting in accordance with the By-laws of the Company and shall be entitled to vote with holders of Common Stock together as a single class.

(B) The Company has issued Series B 8.0% Cumulative Convertible Preferred Stock, $0.001 par value ("Series B Preferred Stock"). The holders of outstanding shares of Series B Preferred Stock should be entitled to the following:

            The Preferred Stock at par value $0.001 per share, bears a cumulative cash dividend rate of $0.62 per annum, payable quarterly, commencing May 31, 1996, when, as and if declared by the board of directors of the Company. The Preferred Stock becomes convertible after July 15, 1996 into an unspecified number of shares of Common Stock at a conversion rate formula based in part on the market value of the Common Stock on the date of conversion.

            The Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time at a redemption price of $10.00 per share, plus accrued and unpaid dividends.

            Except as required by applicable law, shares of Series B Preferred Stock shall not entitle the holder to any voting rights, but such holder shall be entitled to a notice of any stockholder meetings in accordance with the by-laws of the Company.


Note 16 - OPERATING LEASES

      The Company leases facilities under operating leases expiring at various times.

      Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of August 31, 1996 for each of the next five years and in the aggregate are:

             August 31        Amount

               1997          577,517
               1998          586,517
               1999          577,566
               2000          579,560
               2001          578,588
               Total     $ 2,899,748

      Rent expense for 1996 and 1995 under various leases amounted to $568,052 and $607,578, respectively.


Note 17 -  ERROR CORRECTION

(A) On December 7, 1992, ATI, HQP's former parent, transferred assets, including HQP and Rockland customer lists and Rockland equipment and assets, in partial satisfaction of its note due to the Company (see Notes 7 and 12(C)). In accordance with Accounting Interpretations No. 27 and 39 of APB 16 for entities under common control, the Company has accounted for this transaction as a "similar to pooling" combination and properly recorded these assets at their book values, totaling $84,676.

      For tax purposes, however, these assets were recorded at their fair market values totaling $2,479,998.

      The future tax benefit from the difference between book and tax treatment gives rise to a deferred tax asset calculated by multiplying this difference by the tax rate to arrive at the deferred tax asset. This deferred tax asset arises from a related party transaction and is therefore classified as Paid in Capital:

            Common Stock.

            Tax Basis of Assets Transferred            $ 2,479,998
            Less Book Basis of Assets Transferred           84,676

            Additional Future Depreciation for Tax Purposes2,395,322

            Tax Rate                                         41.1%

            Deferred Tax Asset/Paid in Capital: Common Stock $984,477

      Previously the difference between the Book Basis and Tax Basis was only taken into consideration in calculating Deferred Tax Liability.

      This error, resulting in the misstatements of previously reported assets, liabilities, equity, and income was discovered during the current year. Correction of this error resulted in changes previously reported net income as follows:

                         Year                  (Decrease)
                        8/31/93              $ (25,589)
                        8/31/94                (21,276)

                        Cumulative Effect      (46,865)
                        8/31/95                (10,063)

                        Cumulative Effect    $ (56,928)

      The August 31, 1995 consolidated statement of operations has been restated for the effect of correcting this error. The following schedule details the nature and amount of each error:

               Omission of Deferred Tax Asset (Paid in Capital)   $984,477

               Reclassification of Deferred Income Tax Liability  (211,387)

               Understatement of Deferred Income Tax Liability

               (See above for effects in prior period income)      (56,928)

               Net Deferred Tax Asset at 8/31/95   $ 716,162

(B) The August 31, 1996 and 1995 financial statements have been restated as follows:

      1. The previously issued August 31, 1995 income statement improperly included sales, cost of sales, and selling, general and administrative expenses of newly acquired WPF from September 1, 1994 through June 8, 1995, the date of acquisition. The net effect of this change after taxes, $13,829, was improperly included in the calculation of acquired liabilities, which have been restated (see Note 14(B)). Eliminations from the August 31, 1995 income statement, and the related valuation adjustment to the WPF purchase are as follows:

            Eliminations

            Sales                          $ 1,598,406
            Cost of Sales                      914,224
            Selling, General and
               Administrative Expenses         661,133
            Net Income Before Taxes             23,049
            Provision for Taxes                  9,220
            Net Income                          13,829

            Valuation Adjustment

            WPF Purchase Price as
               previously reported           1,050,340

            WPF Purchase Price as
               Restated (see Note 14(B))   $ 1,064,169

      2. The value of redeemable preferred stock issued to acquire WPF has been revalued as per above, and properly reclassified above the equity section of the balance sheet, and thus eliminated from the Consolidated Statement of Stockholder's Equity.

      3. An additional footnote has been provided (see Note 20) showing the calculation of Earnings Per Share ("EPS"). The EPS amounts have been restated because previously reported amounts had not been adjusted for the effect of declared and undeclared dividends on cumulative preferred stock.

      4. The Statement of Cash Flows has been restated for the following:

            Proceeds from Capital Contribution and changes in Cash Overdraft are now classified as financing activities.

            The Supplemental Schedule of Non-cash Investing and Financing Activities now includes a reference to the issuance of preferred stock to acquire WPF.

      5. Rental Income, previously listed with Other Income And (Expenses) in the Consolidated Statement of Operations, has been renamed Net Rental Expense (Income) and has been properly listed above Income From Operations. Also moved above Income From Operations were Bad Debt Expense and Royalty Fee.

      6. A paragraph is added to Note 11 to disclose separately the asset and liability components of Net Deferred Tax Asset.

      7. The first sentence of Note 13(A) now includes a reference to the specific exemption relied upon for this private placement.

      8.    The last  sentence  of Note  13(B)  has been  reworded  to  properly
            indicate  that  the  waiving  of   compensation   under   employment
            agreements occurred at the beginning of each fiscal year.

      9. The last sentences of Note 14 (C) and (D) now include information showing the independent appraisals of leaseholds transferred from a related party, to support subsequent reductions of the related party's note receivable in the same amounts, with no gain or loss recognized.

      10. The first sentence of Note 15(B) describing "series B, 8.0% cumulative, convertible, Preferred Stock", now properly omits the word "redeemable" as this issue is only redeemable by the Company, and not the stockholders.

      11. The segment information disclosed in Note 18 for August 31, 1995 has been adjusted for the elimination of WPF sales and expenses (Note 17(B)(1)).


Note 18 - SEGMENT INFORMATION

      The Company's operations were classified into three business segments as follows:

                           Year Ending August 31, 1996

                             Fuel Oil     Propane    Gasoline Consolidated

      Net Sales          $ 5,756,345 $ 2,577,093 $ 6,978,822$ 15,312,260

      Gross Profit         1,455,358   1,513,914   1,608,788   4,578,060
      Operating Expenses   1,173,590     986,134   1,557,400   3,717,124
      Depreciation and
      Amortization           135,968     117,985     425,889     679,842
      Operating Income     $ 145,800   $ 409,795  $ (374,501)  $ 181,094
      Capital Expenditures $ 132,550   $ 385,599 $ 1,403,864 $ 1,922,013
      Assets             $ 2,607,462 $ 1,841,191$ 10,659,517$ 15,108,170

      Corporate Assets                                         4,157,131
      Total Assets                                          $ 19,265,301


                           Year Ending August 31, 1995


                             Fuel Oil     Propane    Gasoline Consolidated

      Net Sales          $ 4,861,869 $ 2,290,658 $ 8,022,032$ 15,174,559

      Gross Profit         1,026,274   1,397,289   1,691,650   4,115,213
      Operating Expenses     795,222     953,147   1,658,645   3,407,014
      Depreciation and
      Amortization            90,310      45,155     316,086     451,551
      Operating Income     $ 140,742   $ 398,987  $ (283,081)  $ 256,648
      Capital Expenditures $ 298,334   $ 330,765 $ 6,919,335 $ 7,548,434
      Assets             $ 2,448,098 $ 1,539,286 $ 9,362,638$ 13,350,022

      Corporate Assets                                         1,937,893
      Total Assets                                          $ 15,287,915

      Sales by segment include sales to unaffiliated customers and inter-segment sales. Retail prices are used to report inter-segment sales.

      Operating income is total revenue less operating expenses, and excludes general corporate expenses, interest expense and income taxes.

      Identifiable assets are those used by each segment of the Company's operations. Corporate assets are primarily cash and note receivable from related party (see Note 7).


Note 19 - DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS.

      Cash, Accounts Receivable, Rent Receivable, Other Receivables, Other Current Assets, Working Capital Borrowings, Accounts Payable, and Accrued Expenses.

      The carrying amount approximates fair value because of the short maturity of these instruments.

      Notes Receivable, Private Placement Notes, Long-Term Notes.

      The fair values of each of the Company's long-term financing instruments, including current maturities, are based on the amount of future cash flows associated with each instrument, discounted using the Company's current borrowing rate for similar instruments of comparable maturity.

      The  estimated   fair  value  of  the  Company's   non-trading   financial
      instruments are summarized as follows:

                                               Carrying    Estimated
                                                Amount    Fair Value

            At August 31, 1995

            Note Receivable                      $ -0-       $ -0-
            Note Receivable - Related Party  1,192,386   1,150,652
            Private Placement Notes            462,637     462,637
            Long Term Debt                   2,776,383   2,672,268

            At August 31, 1996

            Note Receivable                   $ 80,000    $ 78,800
            Note Receivable - Related Party  1,355,576   1,308,131
            Private Placement Notes            321,426     321,426
            Long Term Debt                   2,633,367   2,490,521

            Limitations

            Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


Note 20 - Earnings Per Share

      The following table sets forth the computation of Net Income per common share, as contained in the Consolidated Statements of Operations for the years ended August 31, 1996 and 1995.

                                               August 31,
                                           1996       1995

            Net Income                   181,094     256,648

            Preferred Stock Dividends:
            Declared                     (76,366)    (12,601)
            Undeclared (cumulative)      (87,942)        -0-
            Undeclared
            Net Income applicable to
            common shares                 16,786     244,047

            Divided by:
            Weighted average of Common
            Stock outstanding          3,416,473   3,061,418

            Earnings Per Share            $ 0.00      $ 0.08


Note 21 - SUBSEQUENT EVENTS


(A) Acquisition:

            On September 4, 1996, the Company acquired the assets of Dino Oil, Inc., in consideration for which it paid $100,000 and issued 200,00 shares of its $.001 par value stock, restricted under Rule 144 of the Securities and Exchange Act of 1933.


(B) Pending Delisting:

            The Company has been notified by NASDAQ of the failure of the Company's Common Stock to comply with its minimum bid price requirement, which is to maintain a closing inside bid price greater than or equal to $1.00 for a period of ten consecutive trade dates. The Company will be provided ninety calendar days (to February 14, 1997) in which to either regain compliance with the minimum bid price requirement or the alternative requirement (i.e., that the Company's capital and surplus equal or exceed $2,000,000 and the market value of the public float of the Company's Common Stock equal or exceed $1,000,000, for ten consecutive trading days prior to the end of such ninety day period). If the Company is unable to demonstrate compliance with at least one of the foregoing requirements prior to February 14, 1997, it must submit a proposal by that same date for achieving compliance. If the Company fails by February 14, 1997 to either achieve compliance or fails to submit a proposal for achieving compliance, NASDAQ would consider delisting the Company's Common Stock on NASDAQ SmallCap Market.

      No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

      Until December 26, 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                                     Page

            Prospectus Summary                         3
            Risk Factors                               4
            Use of Proceeds                            9
            Management's Discussion and                9
               Analysis of Financial
               Condition and Results of
               Operations
            Description of Business                   14
            Description of Property                   20
            Legal Proceedings                         21
            Management                                22
            Executive Compensation                    23
            Certain Relationships and
               Related Transactions                   26
            Security Ownership of Certain
               Beneficial Owners and
               Management                             28
            Selling Stockholders                      30
            Description of Securities                 30
            Market for Common Equity and
               Related Stockholder Matters            33
            Plan of Distribution                      34
            Index to Consolidated Financial           F-1
               Statements

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

      Under Section 78.751 of the Nevada General Corporation Law, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

      The Company is obligated under its Articles of Incorporation to indemnify any of its present or former directors who served at the Company's request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance is his or her duties to the Company, unless otherwise ordered by the relevant court. The Company's Articles of Incorporation also permit it to indemnify other persons except against gross negligence or willful misconduct.

      The Company is obligated under its bylaws to indemnify its directors, officer and other persons who have acted as a representatives of the Company at its request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless the Company has received an opinion from independent counsel that such person was not so derelict.

      In addition, pursuant to indemnification agreements that the Company has entered into with each of its directors, the Company has agreed to indemnify its directors to the fullest extent permitted by applicable corporate law and its Articles of Incorporation. The indemnification agreements also provide that, upon the request of a director and provided that director undertakes to repay amounts that turn out not to be reimbursable, that director is entitled to reimbursement of litigation expenses in advance of the final disposition of the legal proceeding.

      The Nevada General Corporation Law, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. The Company's Articles of Incorporation limit director liability to the maximum extent permitted by The Nevada General Corporation Law, which presently permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and (ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in the Company's Articles of Incorporation of this provision, the Company's stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to the Company and its stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

      The Company currently maintains liability insurance in the amount of $1,000,000 for the benefit of its officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

      The estimated expenses, other than underwriting discounts and commissions, in connection with the Offering are as follows:

             SEC Registration Fee..............................    $ 1,500*
             Nasdaq Fees.......................................      7,500*
             Blue Sky Fees and Expenses........................      5,000*
             Printing Expenses.................................        -0-*
             Legal Fees and Expenses...........................     15,000*
             Accounting Fees and Expenses......................      5,000*
             Transfer Agent Fees and Expenses..................        100*
             Miscellaneous.....................................        -0-*
                                                                ================
                                                                   $29,100*
                                                                ================
            ----------

            *Estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following securities of the Company were sold by the Company during the past three years without being registered under the Securities Act:

      On October 19, 1995, the Company received $500,000 and issued $500,000 in principal amount of 8.5% convertible debentures due on October 19, 1997. As of May 31, 1996, $250,000 principal amount debentures remained outstanding. On December 4, January 19, March 6, April 16, June 27 and August 14, 1996, the subscriber converted a total of $350,000 of debentures for 104,647 common shares of the Company. On August 20, 1996 the Company purchased the balance of the outstanding convertible debentures for $150,000 plus accrued interest of $10,793.84. The securities issued in this private transaction were exempt from registration under Section 4(2) of the Securities Act.

      The Company received $974,998.50 from the proceeds of the private sale pursuant to Regulation D of 557,142 shares of Common Stock at a price of $1.75 per share. Included as additional paid in capital were $35,000 of legal expenses associated with the private placement memorandum and commission expenses of $48,750.

      On March 5, 1996, the Company issued warrants to purchase 297,125 shares of the Company's Common Stock to ATI in exchange for the Company's exclusive use of the "ATI" trademark. The exercise price is equal to the lessor of $2.60 per share or a 40% discount from the average closing bid price. The average closing bid price is calculated based on the average of the closing bid prices of the Company's Common Stock as reported by the NASDAQ SmallCap stock market for the five trading days immediately preceding the date of the exercise of the warrant. The warrants provide that 59,425 were immediately vested on March 5, 1996, an additional 59,425 vested on March 5, 1997, and the balance become vested in three equal annual installments. The market price at issuance was $4.30 per share. The securities issued in this private transaction were exempt from registration under Section 4(2) of the Securities Act.

      On May 31, 1996 the Company issued 580,646 shares of Series B 8% Cumulative Convertible Redeemable Preferred Stock with a stated value of $7.75 per share totaling $4,500,000 in a private placement to potential foreign investors pursuant to Regulation S. The Company received proceeds, net of commissions of $630,000, equal to $3,870,000. On July 23 and November 20, 1996, the Private Placement Holder converted $65,100 (8,400 shares) and $39,998 (5,161 shares) of the Series "B" Preferred Stock plus accrued dividends of $756.23 and $1,472.79 respectively, into 18,816 and 162,261 shares of Common Stock.

      On September 5, 1996, the Company acquired the customer list of Dino Oil, Inc. in exchange for 200,000 shares of the Company's Common Stock at $1.9375 per share, $100,000 cash and certain costs of $56,957.

     In March 1995 and March 1996, the Company issued 1,925 and 2,250 shares of Common Stock, respectively, at a price of $2.50 and $5.38 per share, as employee compensation.

      In January 1997, the Company issued 200,000 shares of Common Stock to an employee at a price of $0.50 per share. The Company also issued 22,500 shares of Common Stock in August 1996 and an additional 22,500 shares of Common Stock in September 1997, in each case at a price of $2.00 per share, to Donnie and Vito Tarricone in private transactions.

Item 27. Exhibits.

       Exhibit
       Number      Description

       3.1         Articles Of Incorporation of the Company, as amended.*

       3.2         By-laws of the Company.*

       3.3 Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of series A 7.5% Cumulative Convertible Redeemable Preferred Stock**

       3.4 Certificate of Amendment and Restatement to Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B 8% Cumulative Convertible Redeemable Preferred Stock, $.001 Par Value

       4.1         Specimen Common Stock Certificate.*

       4.2         Specimen Series A Preferred Stock Certificate**

       4.3         Specimen Series B Preferred Stock Certificate***

       4.4         Halstead Energy Corp. Amended and Restated 1996 Stock
                   Option Plan****

       5           Opinion of Piper & Marbury L.L.P. (contains Consent of
                   Counsel)

       10.1 Agreement and Plan of Reorganization dated as of July 5, 1993 between Halstead Quinn Propane, Inc. and the Company.*

       10.2        Lease Agreement between HQ Propane and ATI.*

       10.5        Management Agreement by and between HQ Propane and ATI.*

       10.6 Form of Employment Agreement by and between the Company and Claire E. Tarricone.*

       10.7 Form of Employment Agreement by and between the Company and Anthony Tarricone.*

       10.8 Form of Employment Agreement by and between the Company and Joseph Tarricone.*

       10.9 Promissory Note, dated August 31, 1993, of ATI in favor of HQ Propane.*

       10.10       ATI Purchase Agreements**

       10.11 Agreement & Plan of Reorganization by and among Halstead Energy Corp., Allan Cianflone and Jack Troccoli.**

       10.12 Consulting and Warrant Compensation Agreement between the Company and Boulder Financial Group.****

       10.13 Restructuring Agreement, dated September 24, 1997, by and among the Company, Infinity Investors Limited, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.

       10.14       12%  Subordinated   Promissory  Note  of  the  Company  dated
                   September 24, 1997.

       21.1        Subsidiaries of the Small Business Issuer**

       23.1        Consent of Piper & Marbury L.L.P. (contained in Exhibit 5)

       23.2        Consent of Goldman & Murphy, L.L.P.
---------------------------

* Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the SEC on November 19, 1993.

** Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on December 14, 1996.

***Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the SEC on July 15, 1996.

**** Incorporated by reference to the Company's  Registration  Statement on Form
   S-8 filed with the SEC on September 10, 1997.
                          --------------------------

Item 28. Undertakings.

      (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i)  include  any  prospectus   required  by  section   10(a)(3)  of
      Securities Act of 1933, as amended (the "Securities Act");

            (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) include any additional or changed material  information on the
      plan  of  distribution  not  previously   disclosed  in  the  registration
      statement or any material change to such information in the registration statement.

      PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The Company hereby undertakes that it will:

            (1) For determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mount Kisco, State of New York, on December 1, 1997.

                                          HALSTEAD ENERGY CORP.

                                          By   /s/ Claire E. Tarricone
                                               ---------------------------------
                                               Claire E. Tarricone
                                               President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



      /s/ Claire E. Tarricone     President and Director      December 1, 1997
     Claire E. Tarricone



      /s/ Anthony J. Tarricone    Vice President, Secretary   December 1, 1997
     Anthony J. Tarricone            and Director



      /s/ Joseph A. Tarricone     Vice President, Treasurer   December 1, 1997
     Joseph A. Tarricone             and Director

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ----------




                              HALSTEAD ENERGY CORP.
                                  ----------

                                    EXHIBITS
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  EXHIBIT INDEX

       Exhibit
       Number      Description

       3.1         Articles Of Incorporation of the Company, as amended.*

       3.2         By-laws of the Company.*

       3.3 Certificate to set forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of series A 7.5% Cumulative Convertible Redeemable Preferred Stock**

       3.4 Certificate of Amendment and Restatement to Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B 8% Cumulative Convertible Redeemable Preferred Stock, $.001 Par Value

       4.1         Specimen Common Stock Certificate.*

       4.2         Specimen Series A Preferred Stock Certificate**

       4.3         Specimen Series B Preferred Stock Certificate***

       4.4         Halstead Energy Corp. Amended and Restated 1996 Stock
                   Option Plan****

       5           Opinion of Piper & Marbury L.L.P. (contains Consent of
                   Counsel)

       10.1 Agreement and Plan of Reorganization dated as of July 5, 1993 between Halstead Quinn Propane, Inc. and the Company.*

       10.2        Lease Agreement between HQ Propane and ATI.*

       10.5        Management Agreement by and between HQ Propane and ATI.*

       10.6 Form of Employment Agreement by and between the Company and Claire E. Tarricone.*

       10.7 Form of Employment Agreement by and between the Company and Anthony Tarricone.*

       10.8 Form of Employment Agreement by and between the Company and Joseph Tarricone.*

       10.9 Promissory Note, dated August 31, 1993, of ATI in favor of HQ Propane.*

       10.10       ATI Purchase Agreements**

       10.11 Agreement & Plan of Reorganization by and among Halstead Energy Corp., Allan Cianflone and Jack Troccoli.**

       10.12 Consulting and Warrant Compensation Agreement between the Company and Boulder Financial Group.****

       10.13 Restructuring Agreement, dated September 24, 1997, by and among the Company, Infinity Investors Limited, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone.

       10.14 12% Subordinated Promissory Note of the Company dated September 24, 1997.

       21.1        Subsidiaries of the Small Business Issuer**

       23.1        Consent of Piper & Marbury L.L.P.
                   (contained in Exhibit 5)

       23.2        Consent of Goldman & Murphy, L.L.P.
---------------------------

* Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form SB-2 filed with the SEC on November 19, 1993.

** Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Annual Report on Form 10-KSB filed with the SEC on December 14, 1996.

***Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Quarterly Report on Form 10-QSB filed with the SEC on July 15, 1996.

**** Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company's Registration Statement on Form S-8 filed with the SEC on September 10, 1997.